As filed with the Securities and Exchange Commission on July 28, 2005
                                                   Registration No. 333-________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         NANOSCIENCE TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

            Nevada                           8731                 13-4142621
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)   Classification Code Number) Identification No.)

                              45 Rockefeller Plaza
                                 Suite 2000 #43
                               New York, NY 10111
                                 (212) 332-3443
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                             David Rector, President
                              45 Rockefeller Plaza
                                 Suite 2000 #43
                               New York, NY 10111
                                 (212) 332-3443
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:
                                 Scott Rapfogel
                           Gottbetter & Partners, LLP
                               488 Madison Avenue
                            New York, New York 10022
                                 (212) 400-6900

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
   Title of Each Class                                Proposed Maximum       Proposed Maximum        Amount of
    of Securities to            Amount to be         Offering Price Per     Aggregate Offering      Registration
      be Registered            Registered (1)             Share(2)               Price(2)               Fee
====================================================================================================================
  Common Stock,             9,409,378 shares(3)             $.85                $7,997,972           $1,013.35
  par value $.001 per
  share
--------------------------------------------------------------------------------------------------------------------
  TOTAL                     9,409,378 shares(3)             $.85                $7,997,972           $1,013.35
--------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the Selling Stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

(3) Of these shares, up to 7,930,214 will be issued under the Equity Distribution Agreement, up to 973,608 will be issued under the Convertible Secured Debentures, 125,000 were issued as a one-time commitment fee under the Standby Equity Distribution Agreement, 20,000 will be issued for investment banking services, 5,556 will be issued as a one-time placement agent fee under the Placement Agent Agreement, and up to 355,000 will be issued pursuant to the exercise of outstanding common stock purchase warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Preliminary Prospectus Subject to Completion dated July 28, 2005

                                   PROSPECTUS

                         NANOSCIENCE TECHNOLOGIES, INC.

                        9,409,378 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 9,409,378 shares of common stock of Nanoscience Technologies, Inc. (the "Company") by certain persons who are hereinafter referred to as "Selling Stockholders". Please refer to "Selling Stockholders" beginning on page 16. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement ("Equity Distribution Agreement"), which was entered into on December 13, 2004 between us and Cornell Capital Partners, LP ("Cornell Capital Partners"), upon the exercise of warrants issuable upon the redemption, if any, of the secured convertible debentures issued by us on April 28, 2005 (the "Convertible Debentures") to Highgate House Funds, Ltd. ("Highgate") and Montgomery Equity Partners, Ltd. ("Montgomery"), and upon the exercise of warrants owned by Payal Batra, Divine Capital Markets and Steven Kessler. All costs associated with this registration will be borne by us.

The shares of common stock are being offered for sale by the Selling Stockholders at prices established on the NASD Over-the-Counter Bulletin Board during the term of this offering. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available. On July 19, 2005, the last reported sale price of our common stock was $.85. Our common stock is quoted on the NASD Over-the-Counter Bulletin Board under the symbol "NANS.OB." These prices will fluctuate based on the demand for shares of our common stock.

The Selling Stockholders consist of:

     o Cornell Capital Partners, which intends to sell up to 8,055,214 shares of common stock, 7,930,214 of which are issuable under the Equity Distribution Agreement and 125,000 of which were received from us as a one-time commitment fee under the Equity Distribution Agreement;

     o Highgate and Montgomery which intend to sell an aggregate of up to 973,600 shares of common stock upon the conversion, if any, of the Convertible Debentures;

     o Newbridge Securities Corporation ("Newbridge"), which intends to sell up to 5,556 shares of common stock;

     o Jackson Steinem, Inc., which intends to sell up to 20,000 shares of common stock; and

     o Payal Batra, Divine Capital Markets and Steven Kessler, who intend to sell an aggregate of 355,000 shares of common stock underlying outstanding common stock purchase warrants.

Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Distribution Agreement and the one-time commitment fee under the Equity Distribution Agreement. Under the Equity Distribution Agreement, Cornell Capital Partners will pay us 97% of the market price of our common stock, which is defined as the lowest volume weighted average price for our common stock during the five trading days following the date notice is given by us that we desire an advance. In addition, Cornell Capital Partners will retain 5% of each advance under the Equity Distribution Agreement. Cornell Capital Partners also received a one-time commitment fee in the form of 125,000 shares of common stock. The 5% retainage and the 125,000 shares of common stock are considered underwriting discounts.

With the exception of Cornell Capital Partners, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission ("SEC"). None of the proceeds from the sale of stock by the Selling Stockholders will be placed in escrow, trust or any similar account.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 8.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NEITHER THE SELLING STOCKHOLDERS NOR WE MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  The date of this prospectus is July 28, 2005.

                                TABLE OF CONTENTS

PAGE

Prospectus Summary.............................................................5

Risk Factors...................................................................8

Forward-Looking Statements....................................................14

Determination Of Offering Price...............................................15

Selling Stockholders..........................................................15

Use Of Proceeds...............................................................17

Dilution......................................................................18

Equity Line Of Credit.........................................................18

Secured Debentures............................................................21

Plan Of Distribution..........................................................22

Plan Of Operation.............................................................24

Description Of Business.......................................................27

Changes And Disagreements With
   Accountants On Accounting And Financial Disclosure.........................32

Directors, Executive Officers, Promoters And Control Persons..................32

Executive Compensation........................................................34

Legal Proceedings.............................................................35

Security Ownership Of Certain Beneficial
   Owners And Management......................................................35

Certain Relationships And Related Transactions................................37

Market For Common Equity And Related Stockholder Matters......................37

Description of Securities.....................................................38

Experts.......................................................................39

Legal Matters.................................................................40

Disclosure Of Commission Position On Indemnification
   For Securities Act Liabilities.............................................40

Where You Can Find Additional Information.....................................40

Financial Statements..........................................................41



You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

All dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters.

In this prospectus, unless otherwise indicated or the context otherwise requires, we will refer to Nanoscience Technologies, Inc. as "we", "us", "our", or the "Company".

                               PROSPECTUS SUMMARY

INTRODUCTION

The following is only a summary of the information, financial statements and notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision regarding an investment in us.

GOING CONCERN

Our financial statements have been prepared on a "going concern" basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Our auditors have included an explanatory paragraph in their auditors' report, which references this matter. Management recognizes that we must generate capital and revenue resources to enable us to continue to operate. Ultimately, we must achieve profitable operations. We are planning to obtain additional capital from revenue generated from operations, if any, and through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon our obtaining additional revenues and equity capital and ultimately achieving profitable operations. However, no assurances can be given that we will be successful in these activities. Should any of these events not occur, our business will suffer.

ABOUT US

We are a development stage company with no operating revenues to date. As at March 31, 2005 we had an accumulated deficit of $1,617,391. Through a September 12, 2003 Amended and Restated Research and License Agreement with New York University ("NYU") that was further amended on November 11, 2003 (as amended, the "License Agreement"), we hold an exclusive worldwide license to develop, manufacture, use and sell certain pre-existing inventions and certain intellectual property generated by a designated research project at NYU related to DNA nanotechnology. We also have the right to grant sublicenses. In connection with any sublicensing and product sales by us related to the license, we are required to pay royalties to NYU. It is our present intention to sublicense the licensed technology and not to directly market any products developed from the technology. Under the License Agreement, we are required to provide funding to NYU in the aggregate amount of $1,657,690, in installments, during the period September 15, 2003 through May 1, 2007, $845,750 of which has been paid as of July 22, 2005. In connection with the License Agreement, we also entered into an Amended and Restated Stock Purchase Agreement pursuant to which we issued 4,812,377 shares of our common stock to NYU.

Our principal executive offices are located at 45 Rockefeller Plaza, Suite 2000 #43, New York, New York 10111. Our telephone number is (212) 332-3447.

THE OFFERING

This offering relates to the sale of common stock by the Selling Stockholders. Cornell Capital Partners is a stockholder of ours which may sell up to 8,055,214 shares of our common stock, 7,930,214 of which are issuable under the Equity Distribution Agreement, and 125,000 of which were received from us as a one-time commitment fee under the Equity Distribution Agreement. The other Selling Stockholders are Highgate House Funds, Ltd. and Montgomery Equity Partners, Ltd., the holders of an aggregate of $1,009,246.58 principal amount of secured convertible debentures of ours, which may sell up to an aggregate of 973,608 shares of our common stock issuable upon conversion thereof, Newbridge Securities Corporation, which may sell up to 5,556 shares of common stock issuable to Newbridge as a placement agent fee, Jackson Steinem, Inc., which may sell up to 20,000 shares of common stock issuable to it for investment banking services, and Payal Batra, Divine Capital Markets and Steven Kessler which may sell up to an aggregate of 355,000 shares of common stock issuable to them upon the exercise of outstanding common stock purchase warrants. The commitment amount of the Equity Distribution Agreement is $5,000,000. At an assumed price of $.65 per share, which is the lowest price for our common stock during the past thirty days, we will be able to receive $5,000,000 in gross proceeds assuming the sale of the entire 7,930,214 shares being registered with respect to the Equity Distribution Agreement under this registration statement.

On December 13, 2004, we entered into the Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, we may issue and sell to Cornell Capital Partners shares of our common stock for a total purchase price of up to $5,000,000. The purchase price to Cornell Capital Partners for the shares under the Equity Distribution Agreement is equal to 97% of their Market Price, which is defined in the Equity Distribution Agreement as the lowest volume weighted average price of our common stock during the five trading days following the date notice is given by us to Cornell Capital Partners that we desire an advance. The amount of each advance is subject to an aggregate maximum advance amount of $250,000, with no advance occurring within five trading days of a prior advance. In addition, in no event shall the number of shares of common stock issuable to Cornell Capital Partners pursuant to an advance under the Equity Distribution Agreement cause Cornell Capital Partners to own in excess of 9.9% of our then outstanding common stock. Cornell Capital Partners has received a one-time commitment fee of 125,000 shares of our common stock. Under the Equity Distribution Agreement, Cornell Capital Partners will be paid a fee equal to 5% of each advance made thereunder. In connection with the Equity Distribution Agreement, on December 13, 2004, we entered into a Placement Agent Agreement with Newbridge Securities Corporation, a registered broker-dealer, pursuant to which we are obligated to pay a one-time placement agent fee of 5,556 restricted shares of common stock (representing approximately $10,000 worth of our common stock based on our closing stock price on December 13, 2004).

On December 13, 2004, we also entered into a Securities Purchase Agreement with Highgate House Funds, Ltd. and Montgomery Equity Partners, Ltd, who are hereinafter collectively referred to as the "Investors." Under the Securities Purchase Agreement, as amended on April 28, 2005, the Investors purchased an aggregate of $1,009,246 principal amount of secured debentures from us. The secured debentures accrue interest at a rate of 5% per year and mature on April 28, 2008. The secured debentures are convertible into shares of our common stock, at the Investors' option, at any time up to maturity at a conversion price equal to $1.20 per share (subject to weighted average anti-dilution protection), provided however, that upon an Event of Default as such term is defined in the secured debentures, that remains uncured for a period of ten days from the date of notice to us, the conversion price shall be adjusted to a price of $.20 per share. The secured debentures are secured by all of our assets. At maturity, we have the option to either pay the Investors the outstanding principal balance and accrued interest in cash or to convert the amount due under the secured debentures into shares of our common stock at a conversion price similar to the terms described above. We also have the right to redeem the secured debentures upon 3 business days notice for 125% of the amount redeemed. Upon such redemption, the Investors will receive warrants to purchase 50,000 shares of common stock for each $100,000 redeemed, with an exercise price equal to $1.38 (representing 120% of $1.15, the closing bid price of our common stock on April 28, 2005).

COMMON STOCK OFFERED............9,409,378 shares by Selling Stockholders

OFFERING PRICE..................Market price

COMMON STOCK OUTSTANDING BEFORE
 THE OFFERING ..................11,101,946 shares as of July 20, 2005 (1)

USE OF PROCEEDS ................We will not receive any proceeds of the shares offered by the Selling Stockholders. Any proceeds we receive from the sale of common stock under the Equity Distribution Agreement will be used for general working capital purposes. See "Use of Proceeds."

RISK FACTORS....................The securities offered hereby involve a high degree of risk and immediate substantial dilution. See "Risk Factors" and "Dilution."

OVER-THE-COUNTER
 BULLETIN BOARD SYMBOL..........NANS.OB

(1) Excludes secured debentures convertible into an estimated 973,608 shares of our common stock; up to an estimated 7,930,214 shares of our common stock issuable under the Equity Distribution Agreement; up to 584,165 shares of our common stock issuable upon exercise of the common stock purchase warrants issuable upon redemption, if any, of the secured debentures; up to 355,000 shares of our common stock issuable upon exercise of the common stock purchase warrants owned by Payal Batra, Divine Capital Markets and Steven Kessler; 5,556 shares of our common stock to be issued to Newbridge Securities Corporation as a placement agent fee; and 20,000 shares to be issued to Jackson Steinem, Inc., for investment banking services.

                          SUMMARY FINANCIAL INFORMATION

                                                           FOR THE SIX       FOR THE SIX
                     FOR YEAR ENDED      FOR YEAR ENDED    MONTHS ENDED      MONTHS ENDED
                     SEPTEMBER 30        SEPTEMBER 30      MARCH 31, 2005    MARCH 31, 2004
                     2004                2003              (unaudited)       (unaudited)
                     ------------------  ----------------  ----------------  ----------------
STATEMENTS OF
OPERATIONS
DATA:

REVENUES:            $      0            $      0          $     0           $    0
OPERATING EXPENSES:
Research and         $315,000            $300,000          $     0           $    0
development
Licensing Fees:      $      0            $ 96,248          $     0           $    0
General and
administrative       $217,409            $ 33,132          $60,720           $6,440
expenses


LOSS FROM OPERATIONS $(532,409)          $(429,380)        $(577,964)        $(59,725)
TOTAL OTHER INCOME   $       0           $       0         $ (20,731)        $      0
(EXPENSE)

NET LOSS             $(532,409)          $(429,380)        $(598,695)        $(59,725)
LOSS PER SHARE       $    (.05)          $    (.02)        $    (.05)        $   (.00)


                                                                MARCH 31, 2005  MARCH 31, 2004
                       SEPTEMBER 30, 2004  SEPTEMBER 30, 2003   (unaudited)     (unaudited)
                       ------------------  ------------------   --------------  ---------------

BALANCE SHEET DATA:
Current Assets         $  14,590           $80,738              $ 184,920       $ 3,669
Total Assets           $  32,386           $99,900              $ 207,030       $22,269
Current Liabilities    $ 351,332           $23,312              $ 905,894       $ 5,406
Total Liabilities      $ 351,332           $23,312              $ 905,894       $ 5,406
Stockholders' Equity   $(698,891)          $76,588              $(318,946)      $16,863
(Deficit)

                                  RISK FACTORS

WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO US AND OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY WITH RESPECT TO OUR CURRENT BUSINESS. THIS MAKES AN EVALUATION OF OUR BUSINESS DIFFICULT.

We are a development stage company with a limited operating history. Through our License Agreement with New York University ("NYU"), as further amended, on November 11, 2003 we hold an exclusive worldwide license to develop, manufacture, use and sell certain pre-existing inventions and certain intellectual property generated by a designated research project being conducted at NYU related to DNA nanotechnology. We intend to sublicense our rights under the License Agreement. To date, we have not generated any revenues from the License Agreement and do not expect to generate revenues unless and until we can sublicense our rights under the License Agreement and commercial applications can be developed for the licensed technology. Accordingly, we have a limited performance history on which you can evaluate our future performance. We are at an early stage of development and it is possible that we may never achieve revenues. Before investing in our common stock, you should carefully evaluate the risks, uncertainties, expenses and difficulties frequently encountered by early stage companies.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT AND EXPECT TO CONTINUE TO INCUR LOSSES UNTIL WE ESTABLISH PROFITABLE BUSINESS OPERATIONS. THIS COULD DRIVE THE PRICE OF OUR STOCK DOWN.

We have experienced operating losses since our inception. As at March 31, 2005 we had an accumulated deficit in the amount of $1,617,391. We expect to incur additional operating losses until we are able to establish profitable business operations. If we fail to establish profitable business operations and continue to incur losses, the price of our common stock can be expected to fall.

OUR COMPETITORS HAVE GREATER FINANCIAL AND HUMAN RESOURCES THAN WE DO. THIS MAY GIVE THEM A COMPETITIVE ADVANTAGE

Nanotechnology is in its commercial infancy. However, there is already a substantial market in place for nanotechnology products. Most of our competitors are larger and have substantially greater financial and human resources than we do.

Our future success will depend, to a significant extent, on our ability to make good decisions regarding our capital expenditures, especially when taking into consideration our limited resources. We can give no assurance that we will be able to overcome the competitive disadvantages we face as a small company with limited capital.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FOR OUR FISCAL YEARS ENDED SEPTEMBER 30, 2004, AND 2003, FROM OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE CAN BECOME PROFITABLE OR OBTAIN ADDITIONAL FUNDING

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have a history of operating losses that are likely to continue in the future. Our independent registered public accounting firm has included an explanatory paragraph in their Independent Registered Public Accounting Firm Reports included in our audited financial statements for the years ended September 30, 2004 and 2003 to the effect that our significant losses from operations and our dependence on equity and debt financing raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. We expect to be able to continue operations for at least the next 12 months with the cash currently on hand, cash flow from operations, if any, and from the Standby Equity Distribution Agreement entered into between us and Cornell Capital Partners.

WE ARE SUBJECT TO A WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON SEPTEMBER 30, 2004, WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES AND, THEREFORE, OUR ABILITY TO CONTINUE OPERATIONS IS AT RISK

As of September 30, 2004, the date of our most recent audited financial statements, we had a working capital deficit of $336,742, which means that our current liabilities as of that date exceeded our current assets by $336,742. As of March 31, 2005, our working capital deficit was $720,974. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets were not sufficient to satisfy all of our current liabilities on September 30, 2004 and March 31, 2005. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit, we will have to raise capital or incur debt to fund the deficit or curtail our future plans.

OUR OBLIGATIONS UNDER THE SECURED CONVERTIBLE DEBENTURES ARE SECURED BY ALL OF OUR ASSETS. IF WE DEFAULT ON THE SECURED DEBENTURES THE HOLDERS THEREOF COULD CAUSE US TO LIQUIDATE OUR ASSETS AND CEASE OPERATIONS.

Our obligations under the secured debentures issued to Highgate House Funds, Ltd.. and Montgomery Equity Partners, Ltd.., are secured by all of our assets. As a result, if we default under the terms of the secured debentures, Highgate House Funds, Ltd.. and Montgomery Equity Partners, Ltd. could foreclose on their security interests and liquidate all of our assets. This would cause us to cease operations.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY AFFECT OUR SHAREHOLDERS' ABILITY TO SELL SHARES OF OUR COMMON STOCK

Prior to the date of this prospectus, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop in the future. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact our shareholders' ability to sell shares of our common stock.

OUR COMMON STOCK IS DEEMED TO BE A "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. This classification may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stocks:

     o    With a price of less than $5.00 per share;

     o    That are not traded on a "recognized" national exchange;

     o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

     o Of issuers with net tangible assets of less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, COMPETITORS MAY USE OUR TECHNOLOGY, WHICH WOULD WEAKEN OUR COMPETITIVE POSITION AND MAY RESULT IN THE FAILURE OF OUR BUSINESS.

Our success depends upon the proprietary technology we license from NYU. We rely on a combination of patents, trade secret rights and confidentiality procedures to establish and protect our proprietary rights. To date, five US patents have been issued by the United States Patent and Trademark Office with respect to the licensed technology (See "Description of Business - Issued Patents"). NYU has filed five additional applications with the United States Patent and Trademark Office that are pending. No assurance can be given that patents will be issued with respect to any of the pending applications. The five existing and five pending patent applications are hereinafter collectively referred to as the Technology Patents. It is possible that others could successfully challenge the validity or scope of these Technology Patents and that these Technology Patents may not provide a competitive advantage to us. As part of our confidentiality procedures, we intend to enter into non-disclosure agreements with our employees and sublicensees. Despite these precautions, third parties could copy or develop similar technologies independently. The protection of our proprietary rights may not be adequate and our competitors could independently develop similar technologies or, duplicate our products. This would weaken our competitive position and could result in the failure of our business.

WE NEED TO ESTABLISH AND MAINTAIN STRATEGIC LICENSING RELATIONSHIPS. OUR FAILURE TO DO SO WILL AFFECT OUR ABILITY TO GENERATE REVENUES

Our success will depend in large part upon our ability to establish and maintain sub-licensing relationships with third parties that have financial ability to fully exploit the commercial applications for our licensed products and technologies. However, the amount and timing of resources to be devoted to these activities by such third parties are not within our control. There can be no assurance that we will be able to enter into beneficial relationships in the future, that other parties will perform their obligations as expected or that our reliance on others will not result in unforeseen problems. There can be no assurance that our potential licensees will not develop or pursue alternative technologies either on their own or in collaboration with others, including with our competitors. The failure of any of our collaboration efforts would have a material adverse effect on our ability to generate revenues and therefore would have a material adverse effect on our business, financial condition and results of operations.

WE ARE NOT SUBJECT TO THE SAME CORPORATE GOVERNANCE STANDARDS AS EXCHANGE LISTED COMPANIES. THIS MAY AFFECT MARKET CONFIDENCE AND COMPANY PERFORMANCE. AS A RESULT, OUR BUSINESS COULD BE HARMED AND THE PRICE OF OUR STOCK COULD DECREASE.

Registered exchanges and the Nasdaq National Market have adopted enhanced corporate governance requirements that apply to issuers that list their securities on those markets. These standards deal with the rights and responsibilities of a company's management, its board, shareholders and various stakeholders. How well companies are run may affect market confidence as well as company performance. Our common stock is quoted on the NASD OTC Bulletin Board, which does not have comparable requirements. As a result, our business and the price of our stock may be adversely affected.

OUR ADMINISTRATIVE COSTS AND EXPENSES RESULTING FROM THE SARBANES-OXLEY REGULATIONS HAVE INCREASED AND WILL CONTINUE TO INCREASE, ADVERSELY AFFECTING OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

We face corporate governance requirements under the Sarbanes-Oxley Act of 2002 and SEC rules adopted thereunder. These regulations increased our legal and financial compliance and made some activities more difficult, time-consuming and costly. Our expenses will continue to increase as we continue to implement these new regulations.

CORPORATE GOVERNANCE REQUIREMENTS HAVE MADE IT MORE DIFFICULT TO ATTRACT QUALIFIED OFFICERS AND DIRECTORS. AS A RESULT, OUR BUSINESS MAY BE HARMED AND THE PRICE OF OUR STOCK MAY BE ADVERSELY AFFECTED.

Corporate governance requirements have increased the role and responsibilities of directors and executive officers of public companies. These new requirements make it more difficult and more expensive for us to maintain director and officer liability insurance. In the future, we may be required to accept reduced coverage, or incur significantly higher costs to maintain comparable coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve as members of our board of directors.

IF WE FAIL TO MAINTAIN EFFECTIVE INTERNAL CONTROLS OVER FINANCIAL REPORTING, THE PRICE OF OUR COMMON STOCK MAY BE ADVERSELY AFFECTED.

We are required to establish and maintain appropriate internal controls over financial reporting. Our internal controls over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock.

Failure to establish those controls, or any failure of those controls once established, could adversely impact the public disclosures regarding our business, financial condition or results of operations. In addition, management's assessment of internal controls over financial reporting may identify other weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed, disclosure of management's assessment of our internal controls over financial reporting or disclosure of our independent registered public accounting firm's attestation to or report on management's assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

STANDARDS FOR COMPLIANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002 ARE UNCERTAIN, AND IF WE FAIL TO COMPLY IN A TIMELY MANNER, OUR BUSINESS COULD BE HARMED AND OUR STOCK PRICE COULD DECLINE.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountant. This requirement will first apply to our annual report for our fiscal year ending September 30, 2006. The standards that must be met for management to assess the effectiveness of the internal control over financial reporting are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If management cannot assess our internal control over financial reporting as effective, or our independent registered public accounting firm is unable to issue an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

RISKS RELATED TO THIS OFFERING

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK FOR THE FORESEEABLE FUTURE, WHICH MAY REDUCE YOUR RETURN ON INVESTMENT IN OUR COMMON STOCK

We have not paid any cash dividends since our inception, nor do we contemplate or anticipate paying any dividends upon our common stock in the foreseeable future. Any future decision to pay dividends will be made by our board of directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors the board deems relevant.

WE MAY NEED ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE AND, IF AVAILABLE, MIGHT ONLY BE AVAILABLE ON UNFAVORABLE TERMS. OUR FAILURE TO OBTAIN FINANCING, IF NEEDED, WOULD HINDER OUR OPERATIONS AND OUR ABILITY TO ACHIEVE PROFITABILITY.

We have principally funded our operations to date through sales of our equity and debt securities and through loans from shareholders. We expect to continue to raise funds in the future through our equity line of credit with Cornell Capital Partners, other sales of our debt or equity securities and through loans until such time, if ever, as we are able to operate profitably. There can be no assurance given that we will be able to obtain funds in such manner or on terms that are beneficial to us. Our inability to obtain needed funding can be expected to have a material adverse effect on our operations and our ability to achieve profitability.

SALES OF SHARES ELIGIBLE FOR FUTURE SALE COULD DEPRESS THE MARKET PRICE FOR OUR COMMON STOCK.

We presently have issued and outstanding:

     o    11,101,946 shares of our common stock; and

     o warrants to purchase up to 355,000 shares of our common stock at exercise prices ranging from $1.50 to $6.88 per share.

All of our outstanding warrants are presently exercisable. We expect to issue up to 7,930,214 common shares to Cornell Capital Partners pursuant to the exercise of our put right under our Equity Distribution Agreement with Cornell Capital Partners, although the number of shares that will be actually issued pursuant to that put right may be more or less than 7,930,214, depending on the trading price of our common stock and the ownership percentage of Cornell Capital Partners of our common stock. We may also issue up to 973,608 shares upon the conversion, if any, of our Convertible Debentures issued to Highgate and Montgomery. Market sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the supply of common stock available for resale could be increased which could stimulate trading activity and cause the market price of our common stock to drop, even if our business is doing well.

EXISTING STOCKHOLDERS MAY EXPERIENCE DILUTION FROM THE SALE OF SHARES PURSUANT TO OUR EQUITY DISTRIBUTION AGREEMENT WITH CORNELL CAPITAL PARTNERS AND THE SALE OF OTHER SHARES BEING REGISTERED IN THIS OFFERING.

The sale of shares pursuant to our Equity Distribution Agreement with Cornell Capital Partners and the sale of other shares being registered in this offering may have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price for our common stock could decline. In addition, the lower our stock price at the time we exercise our put option, the more shares we will have to issue to Cornell Capital Partners to draw down on the full equity line with Cornell Capital Partners. If our stock price decreases, then our existing stockholders would experience greater dilution.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WITH CORNELL CAPITAL PARTNERS WHEN NEEDED.

We are dependent on external financing to fund our planned growth. These financing needs are expected to be provided in large part pursuant to our agreement with Cornell Capital Partners. No assurances can be given that this financing will be available in sufficient amounts or at all when needed.

CORNELL CAPITAL PARTNERS WILL PAY LESS THAN THE THEN PREVAILING MARKET PRICE OF OUR COMMON STOCK UNDER THE EQUITY DISTRIBUTION AGREEMENT

The common stock to be issued under the Equity Distribution Agreement will be issued at a 3% discount to the lowest volume weighted average price during the 5 trading days following the date notice is given by us that we desire an advance. In addition, Cornell Capital Partners will retain 5% from each advance. These discounted sales could cause the price of our common stock to decline.

THE SALE OF OUR STOCK UNDER OUR EQUITY DISTRIBUTION AGREEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE

In many circumstances, the provision of an equity line of credit for companies that are traded on the NASD Over-the-Counter Bulletin Board ("OTCBB") has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our business. Such an event could place further downward pressure on the price of our common stock. Under the terms of our Equity Distribution Agreement, we may request numerous draw downs pursuant to the terms of the equity line. Even if we use the equity line to grow our revenues and profits or invest in assets which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, this will cause our share price to decline, which in turn may cause long holders of our common stock to sell their shares thereby further contributing to sales of our common stock in the market. If there is an imbalance on the sell side of the market, our stock price will decline.

CORNELL CAPITAL PARTNERS MAY SELL SHARES OF OUR COMMON STOCK DURING A PRICING PERIOD WHICH COULD CONTRIBUTE TO THE DECLINE OF OUR STOCK PRICE.

The sale of common stock by Cornell Capital Partners during a pricing period could cause downward pressure on the price of our common stock and, therefore, affect the purchase price that Cornell Capital Partners pays for our common stock and the number of shares we are required to issue.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. These statements relate to future events or our future performance and involve known and unknown risks and uncertainties. Actual results may differ substantially from such forward-looking statements, including, but not limited to, the following:

     o the progress and success of a specific research project being conducted at NYU and our ability to commercialize any technology and or products that might eventually result from such research;

     o    our ability to meet our cash and working capital needs;

     o    our ability to maintain our corporate existence as a viable entity;
          and

     o    other risks detailed in our periodic report filings with the SEC.

In some cases, you can identify forward-looking statements by terminology such as "may," "will" "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology.

These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                         DETERMINATION OF OFFERING PRICE

The shares of common stock offered under this prospectus will be sold from time to time by the Selling Stockholders at prices then currently prevailing in the market or at negotiated prices. See the discussion under the caption "Plan of Distribution" beginning on page 23. There is no fixed or currently determinable price at which any such shares will be offered or sold. For a historical price range of our common stock over the past two fiscal years see the discussion under the caption "Market for Common Equity and Related Stockholders Matters" beginning on page 38.

                              SELLING STOCKHOLDERS

The following table provides certain information with respect to the beneficial ownership of our common stock known by us as of July 22, 2005 by each Selling Stockholder. Except as otherwise indicated, the percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on July 22, 2005 and all shares of our common stock issuable to the holder in the event of exercise or conversion of outstanding options, warrants, or debentures owned by that person at July 22, 2005 that are exercisable or convertible within the next 60 days. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse.


------------------------------------------ ---------------------------------- ---------------------- ------------------------------
                                                Shares of Common Stock                                   Percentage Ownership
                                                  Beneficially Owned
------------------------------------------ ------------------- -------------- ---------------------- --------------- --------------
        Name of Beneficial Owner                 Before            After        Number of Shares         Before          After
                                                Offering         Offering          Being Sold         Offering(1)     Offering(1)
------------------------------------------ ------------------- -------------- ---------------------- --------------- --------------
Cornell Capital Partners, L.P.             125,000(2)                0        8,055,214 (3)          1.13%              0%
------------------------------------------ ------------------- -------------- ---------------------- --------------- --------------
Newbridge Securities Corporation                 0                   0            5,556(4)              0%              0%
------------------------------------------ ------------------- -------------- ---------------------- --------------- --------------
Highgate House Funds, Ltd.                       0                   0          486,804(5)              0%              0%
------------------------------------------ ------------------- -------------- ---------------------- --------------- --------------
Montgomery Equity Partners, Ltd                  0                   0          486,804(5)              0%              0%
------------------------------------------ ------------------- -------------- ---------------------- --------------- --------------
Jackson Steinem, Inc.                            0                   0           20,000(6)              0%              0%
------------------------------------------ ------------------- -------------- ---------------------- --------------- --------------
Payal Batra                                260,000(7)          130,000          130,000              2.34%           1.17%
------------------------------------------ ------------------- -------------- ---------------------- --------------- --------------
Divine Capital                             125,000(8)                0          125,000              1.13%              0%
------------------------------------------ ------------------- -------------- ---------------------- --------------- --------------
Steven Kessler                             100,000(9)                0          100,000                .9%              0%
------------------------------------------ ------------------- -------------- ---------------------- --------------- --------------

     (1) Applicable percentage of ownership is based on 11,101,946 shares of common stock outstanding as of July 22, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of July 22, 2005, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

     (2) Represents 125,000 shares received by Cornell Capital Partners as a one time commitment fee under the Equity Distribution Agreement.

     (3) Includes 125,000 shares received by Cornell Capital Partners as a one time commitment fee under the Equity Distribution Agreement and up to 7,930,214 shares that may be acquired by Cornell Capital Partners under the Equity Distribution Agreement assuming a price of $.65 per share (taking into account the 3% discount to market price resulting in a purchase price to Cornell Capital Partners of $.6305 per share).

     (4) Includes 5,556 shares to be received by Newbridge Securities Corporation as a one-time fee under the Placement Agent Agreement.

     (5) Includes up to 486,804 shares issuable upon the conversion of secured debentures held by the Selling Stockholder.

     (6) Includes up to 20,000 shares to be received by Jackson Steinem, Inc. for investment banking services.

     (7)  Includes 130,000 shares underlying presently exercisable warrants.

     (8)  Includes 125,000 shares underlying presently exercisable warrants.

     (9)  Includes 100,000 shares underlying presently exercisable warrants.

The following information contains a description of Cornell Capital Partners' relationship to us as well as any other Selling Stockholder that has a material relationship with us. None of the Selling Stockholders hold or have held a position or office with us. It also contains a description of material relationships among the Selling Stockholders.

Cornell Capital Partners, L.P. is the investor under the Equity Distribution Agreement. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors.

Highgate House Funds, Ltd. and Montgomery Equity Partners, Ltd. are investment funds that are affiliated with each other and with Cornell Capital Partners. All investment decisions of Highgate House Funds, Ltd. And Montgomery Equity Partners, Ltd. are held by its investment manager, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

Gottbetter & Partners, LLP is special counsel to us with respect to this registration statement. Adam S. Gottbetter, the principal of Gottbetter & Partners, LLP is also the principal of Jackson Steinem, Inc., a Selling Stockholder. Mr. Gottbetter is a portfolio manager for Highgate House Funds, Ltd.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.

However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Equity Distribution Agreement. The purchase price of the shares purchased under the Equity Distribution Agreement will be equal to 97% of the lowest volume weighted average price of our common stock on the NASD Over-the-Counter Bulletin Board for the 5 days immediately following the date notice is given by us that we desire an advance. We will pay Cornell Capital Partners Capital 5% of each advance as an additional fee.

Pursuant to the Equity Distribution Agreement, we cannot draw more than $250,000 every 5 trading days. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock.

For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Distribution Agreement. The table assumes estimated offering expenses of $88,514, a market price of $.65 per share, a 3% discount to market price, plus 5% retainage payable to Cornell Capital Partners under the Equity Distribution Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

GROSS  PROCEEDS            $5,000,000       $2,500,000         $1,000,000

NET  PROCEEDS              $4,661,486       $2,286,486         $  861,486

NO. OF SHARES ISSUED
UNDER THE EQUITY
DISTRIBUTION AGREEMENT
AT AN ASSUMED
MARKET PRICE OF $.65        7,930,214        3,965,107         1,586,043

USE OF PROCEEDS:              AMOUNT           AMOUNT            AMOUNT
----------------            ----------       -----------       -----------

NYU Research and

License Fees               $  447,788       $  447,788         $  315,000

Working Capital            $4,214,198       $1,839,198         $  546,486

Fee to Cornell Capital     $  250,000       $  125,000         $   50,000

Offering Expenses          $   88,514       $   88,514         $   88,514

TOTAL                      $5,000,000       $2,500,000         $1,000,000


                                    DILUTION

Our net tangible book value as of March 31, 2005 was a deficit of $(715,575) or $(.06) per share of common stock. Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the Selling Stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $.65 per share, which is the lowest share price for our common stock during the past thirty days.

If we assume that we had issued 7,930,214 shares of common stock under the Equity Distribution Agreement at an assumed offering price of $.65 per share (i.e., the number of shares registered in this offering under the Equity Distribution Agreement), less retention fees of $250,000 and offering expenses of $88,514, our net tangible book value as of March 31, 2005 would have been $3,945,911 or approximately $.21 per share. Note that at an offering price of $.65 per share, we would receive gross proceeds of $5,000,000 or the entire amount available under the Equity Distribution Agreement. At an assumed offering price of $.65, Cornell Capital Partners would receive a 3% share price discount resulting in a purchase price of $.6305 per share and a retention fee of $250,000 on the purchase of 7,930,214 shares of common stock. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $.27 per share and an immediate dilution to new stockholders of $.44 per share. The following table illustrates the per share dilution:

Assumed  public  offering  price  per  share                              $ .65
Net  tangible  book  value  per  share  before  this offering             $(.06)

Increase  attributable  to  new  investors                                $.27
Net  tangible  book  value  per  share  after  this  offering             $.21
Dilution  per  share  to  new  stockholders                               $.44

Please note that the above dilution table assumes full draw down under the Equity Distribution Agreement which is subject to certain conditions limiting the number and amount of advances that can be made. See "- Equity Line of Credit."

                              EQUITY LINE OF CREDIT

On December 13, 2004, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of our common stock for a total purchase price of up to $5,000,000. For each share of common stock purchased under the Equity Distribution Agreement, Cornell Capital Partners will pay 97% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the date notice is given by us that we desire an advance. The number of shares purchased by Cornell Capital Partners for each advance is determined by dividing the amount of each advance by the purchase price for the shares of our common stock. Further, Cornell Capital Partners will retain 5% of each advance under the Equity Distribution Agreement as an underwriting discount. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, as our Placement Agent in connection with the Equity Distribution Agreement. For its services, Newbridge Securities Corporation will receive 5,556 shares of our common stock, equal to approximately $10,000 based on our volume weighted stock price on December 13, 2004. The effectiveness of the sale of the shares under the Equity Distribution Agreement is conditioned upon our registering the shares of common stock with the SEC and obtaining all necessary permits or qualifying for exemptions under applicable state law. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the equity line.

Pursuant to the Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 5 trading days. A closing will be held on the first trading day after the pricing period at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions imposed on us for any of the draws other than that we have filed our periodic and other reports with the SEC, have delivered the stock for an advance, and the trading of our common stock has not been suspended. We may request advances under the Equity Distribution Agreement once the underlying shares are registered with the SEC. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $5,000,000 or 24 months after the effective date of the this registration statement, whichever occurs first.

The amount of each advance is subject to a maximum amount of $250,000, and we may not submit an advance within 5 trading days of a prior advance. The amount available under the Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. Based on our lowest stock price during the past thirty days of $.65 and assuming Cornell Capital Partners was able to and drew down all 7,930,214 shares issuable under the Equity Distribution Agreement at that price, Cornell Capital

Partners' beneficial ownership of our common stock would be approximately 42%. We are permitted to make draws on the Equity Distribution Agreement only so long as Cornell Capital Partners' beneficial ownership of our common stock remains lower than 9.9% and, therefore, a possibility exists that Cornell Capital Partners may own 9.9% or more of our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement.

We do not have any agreements with Cornell Capital Partners regarding the distribution of stock it receives under the Equity Distribution Agreement, although Cornell Capital Partners has indicated that it intends to promptly sell any such stock.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Distribution Agreement, in part, because the purchase price of our common shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in this offering at a recent price of $.65 per share, we would issue 7,930,214 shares of common stock to Cornell Capital Partners (taking into account the 3% discount to market price resulting in a purchase price to Cornell Capital Partners of $.6305 per share) for gross proceeds of $5,000,000. These shares would represent 42% of our outstanding common stock upon issuance. We are registering 7,930,214 shares of common stock for the sale under the Equity Distribution Agreement. Assuming an offering price of $.65 per share, we will be able to fully utilize the $5,000,000 available under the Equity Distribution Agreement, subject to the drawdown and ownership restrictions outlined above. If the average price for which we sell shares of our common stock to Cornell Capital Partners under the Equity Distribution Agreement is lower than $.63 per share, we will need to register additional shares of common stock to fully utilize the shares under the Equity Distribution Agreement.

There is an inverse relationship between our stock price and the number of shares to be issued under the Equity Distribution Agreement. That is, as our stock price declines, we will be required to issue a greater number of shares under the Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Distribution Agreement at a recent price of $.65 per share, and 25% and 50% discounts to the recent price, assuming we fully utilize the $5,000,000 available under the Equity Distribution Agreement.

                         NO DISCOUNT      25% Discount      50% Discount
                         -----------      ------------      ------------

Discounted price:         $       .65      $     .4875        $      .325
Purchase  Price (1):      $     .6305      $      .473        $      .315
No.  of  Shares (2):        7,930,214       10,570,824         15,873,015
Total  Outstanding (3):    19,032,160       21,672,770         26,974,961
Percent  Outstanding (4):       42.3%            48.8%              58.8%


     (1)  Represents 97% of the applicable price.

     (2) Represents the number of shares of common stock that would be issued to Cornell Capital Partners under the Equity Distribution Agreement at the prices set forth in the table.

     (3) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the Equity Distribution Agreement.

     (4) Represents the shares of common stock to be issued as a percentage of the total number of shares outstanding.

Proceeds received under the Equity Distribution Agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of common stock from us under the Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement other than due to acts by Cornell Capital Partners or if we fail materially to comply with certain terms of the Equity Distribution Agreement.

All fees and expenses under the Equity Distribution Agreement will be borne by us. We expect to incur expenses of approximately $88,514 in connection with this offering, consisting primarily of professional fees. In connection with the Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 125,000 shares of common stock on December 13, 2004. In addition, we will issue 5,556 shares of common stock to Newbridge Securities Corporation, an unaffiliated registered broker-dealer, as compensation for its services as a placement agent.

                               SECURED DEBENTURES

On December 13, 2004, we entered into a Securities Purchase Agreement with Highgate House Funds, Ltd. and Montgomery Equity Partners, Ltd. (collectively, the "Investors"). Pursuant to the Securities Purchase Agreement, we agreed to issue convertible debentures to the Investors in the aggregateprincipal amount of $1,000,000. Debentures in the principal amount of $500,000 and having an initial maturity date of December 13, 2007 were issued at an initial closing on December 13, 2004 resulting in net proceeds to us of $415,000 after payment of structuring and other fees in connection with the transaction. Additional debentures in the principal amount of $500,000 were to have been issued within five days of the effectiveness, as declared by the Securities and Exchange Commission, of a registration statement (the "Registration Statement") related to the shares of common stock issuable upon conversion of the debentures.

On April 28, 2005, we and the Investors agreed to amend and restate the December 13, 2004 debentures and amend the form of debenture to be issued in connection with the closing of the subsequent debentures. We amended the maturity date of the debentures to be April 28, 2008 and amended the conversion price under all of the debentures to equal $1.20 (subject to weighted average anti-dilution protection); provided, however, upon the occurrence of an Event of Default (as defined in the debentures) that remains uncured for a period of ten days from the date of notice to us thereof, the conversion price shall be adjusted to $.20 per share of common stock. On April 28, 2005, we issued and sold two additional debentures, each reflecting a principal amount of $250,000 and having a maturity date of April 28, 2008, one to each of the Investors. In connection therewith, we received net proceeds of $300,000 after payment of a $50,000 structuring fee, $10,000 in legal fees and the placement of $140,000 in escrow which was released to us two days prior to the filing of this Registration Statement.[Confirm timing of release] The amended and restated debentures amended and replaced the two December 13, 2004 debentures originally issued to the Investors, and are each in the principal amount of $254,623.29 (representing the original principal amount of $250,000 plus interest thereon through April 28, 2005).

All of the April 28, 2005 debentures are secured by our assets, have a maturity date of April 28, 2008 and accrue interest at 5% per year. At maturity, the outstanding principal and accrued and unpaid interest under the debentures are, at our option, to be either repaid in cash or converted into shares of our common stock at the rate of $1.20 per share (subject to adjustment in accordance with the anti-dilution provisions of the debentures) (the "Conversion Price"). The debentures are convertible by the holder, at its option, at any time or from time to time, at the Conversion Price into shares of our common stock. The debentures may be redeemed by us at a redemption price equal to one hundred twenty five percent of the amount redeemed plus accrued interest upon three business days advance notice to the holder and the issuance of a warrant to purchase fifty thousand (50,000) shares of our common stock for every one hundred thousand dollars ($100,000) redeemed.

Section 5.01 of the respective debentures provides the debenture's anti-dilution conversion price adjustment formulas. Thereunder, if, at any time while the debentures are outstanding, we issue or sell any shares of common stock at a price below the then effective conversion price other than Excluded Securities (as hereinafter defined), shares issued pursuant to an Approved Stock Plan (as hereinafter defined), or shares issued pursuant to exercise or conversion of Other Securities (as hereinafter defined), then immediately after such issue or sale the conversion price will be adjusted downward to proportionately reflect the price at which such shares were issued or sold and the number of shares which were issued or sold. For purposes of the debentures:

     o "APPROVED STOCK PLAN" means any employee benefit plan which has been approved by our Board of Directors, pursuant to which our securities may be issued to any employee, officer or director for services provided to us.

     o "EXCLUDED SECURITIES" means, any securities issued by us pursuant to the Equity Distribution Agreement with Cornell Capital Partners, and also means provided such security is issued at a price which is greater than or equal to the arithmetic average of the closing bid prices for our common stock for the ten (10) consecutive trading dates immediately preceding the date of issuance, any of the following: (i) any issuance by us of securities in connection with a strategic partnership or a joint venture (the primary purpose of which is not to raise equity capital), (ii) any issuance by us of securities as consideration for a merger or consolidation or the acquisition of a business, product, license, or other assets of another person or entity and (iii) options to purchase shares of our common stock, provided (a) such options are issued after the date of the debenture to our employees within thirty (30) days of such employee's starting his employment with us and (b) the exercise price of such options is not less than the closing bid price of our common stock on the date of issuance of such option.

     o "OTHER SECURITIES" means (i) those options and warrants of ours issued prior to, and outstanding on, the debenture sale closing date, (ii) the shares of common stock issuable on exercise of such options and warrants, provided such options and warrants are not amended after the closing date of the sale of the debentures and (iii) the shares of common stock issuable upon conversion of the debenture.

The conversion price is further subject to general anti-dilution provisions related to subdivisions or combinations of shares.

We have entered into an Investor Registration Rights Agreement with the Investors dated as of December 13, 2004. Pursuant to such agreement, as amended, we have agreed to file a registration statement no later than July 31, 2005 (the "Scheduled Filing Deadline") registering the shares of our common stock issuable upon conversion of the secured debentures. In addition, we have agreed to have the registration statement declared effective by the Securities and Exchange Commission on or before October 31, 2005 (the "Scheduled Effective Date Deadline"). In the event that the registration statement is not filed by the Scheduled Filing Deadline or declared effective by the Scheduled Effective Date Deadline, we shall be required to make a cash payment to the Investors, as liquidated damages and not as a penalty, or shall be required to issue to the Investors shares of our common stock, at the election of the Investors, within 3 business days after demand therefor, in an amount equal to 2% of the outstanding principal amount of the secured debentures. Each 30 day period during which we have not met the Scheduled Filing Deadline or the Scheduled Effective Date Deadline will result in an additional payment in an amount equal to 2% of the outstanding principal amount of the secured debentures. We have not met a previously agreed to Scheduled Filing Deadline of June 12, 2005. Accordingly, we have agreed to make a payment to the Investors, in stock, in an amount equal to 2% of the outstanding principal amount of the secured debentures.

                              PLAN OF DISTRIBUTION

The sale or distribution of our common stock owned by the Selling Stockholders may be effected directly to purchasers by the Selling Stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve cross or block transactions)
(i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Stockholders and underwriters, brokers, dealers or agents, or purchasers. If the Selling Stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Distribution Agreement, and the one-time commitment fee under the Equity Distribution Agreement. Under the Equity Distribution Agreement, Cornell Capital Partners will pay us 97% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 trading days immediately following the date notice is given by us that we desire an advance. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the Equity Distribution Agreement, and received a one-time commitment fee in the form of 125,000 shares of common stock on December 13, 2004. The 5% retainage and the 125,000 shares of common stock are underwriting discounts. In addition, we engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to act as our Placement Agent in connection with the Equity Distribution Agreement.

Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

In offering the shares covered by this prospectus, the other Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The Selling Stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the Selling Stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the Selling Stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $88,514. The estimated offering expenses consist of a SEC registration fee of $1,013, printing and Edgarizing expenses of $5,000; accounting fees of $7,500; legal fees of $70,000; and miscellaneous expenses of $5,000. We will not receive any proceeds from the sale of any of the shares of common stock by the Selling Stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Distribution Agreement.

The Selling Stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the Selling Stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Stockholders are distributing shares covered by this prospectus. Accordingly, the Selling Stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The Selling Stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                                PLAN OF OPERATION

GOING CONCERN

Our financial statements have been prepared on a "going concern" basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Our independent registered public accounting firm has included an explanatory paragraph in their reports for the fiscal years ended September 30, 2004 and 2003 which reference this matter. Management recognizes that we must generate capital and revenue resources to enable it to continue to operate. Ultimately, we must achieve profitable operations. We are planning to obtain additional capital from revenue generated from operations and through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon our obtaining additional revenues and equity capital and ultimately achieving profitable operations. However, no assurances can be given that we will be successful in these activities.

RESULTS OF OPERATIONS

We incurred a loss from operations of $429,380 for the year ended September 30, 2003 compared to a loss of $532,409 for the year ended September 30, 2004. The increase was due to our decision to enter into the licensing and development of nanotechnology. Included in the loss for 2003 and 2004 was $300,000 and $315,000, respectively, in cash paid to NYU for research and development of nanotechnology. The loss for 2003 also includes $96,248 for the value of the 4,812,377 shares issued to NYU. In 2004 we engaged consultants to manage our operations, to serve on our Board of Directors, to raise operational capital and to interface with NYU. We paid $55,500 to those consultants in 2004. In connection with our fund raising activities and securities reporting requirements we incurred $61,082 in legal and accounting fees in fiscal 2004 compared to $28,796 in fiscal 2003. We also expended $20,000 in insurance costs as result of engaging the management consultants. Our travel costs were $15,444 in fiscal 2004 as our consultants worked to raise the capital needed to fund our agreement with NYU. We had no travel costs in fiscal 2003.

For the three month period ended March 31, 2005, we did not have any revenues and incurred a net loss of $150,391 compared to a loss of $36,582 for the three month period ended March 31, 2004. The increase in net loss was primarily due to our decision to enter into the licensing and development of nanotechnology. In order to develop the technology we engaged several consultants to help us raise the capital we need. We incurred total consulting expense of $10,000 in the three months ended March 31, 2005 compared to $-0- in the corresponding quarter of 2004. In the quarter ended March 31, 2005, we incurred professional fees of $58,965 in connection with the licensing agreement and our securities filings compared to $18,502 for the quarter ended March 31, 2004. We also hired our current President and Chief Financial Officer in the summer of 2004. We incurred compensation related expenses for him of $38,849 during the quarter ended March 31, 2005. We had $12,948 of expenses for the quarter ended March 31, 2004 with respect to our prior President and Chief Financial Officer. Management anticipates that general and administrative expenses will be approximately $30,000 per month for the remainder of our fiscal year ending September 30, 2005. For the three months ended March 31, 2005 we accrued $10,832 of interest expense on the debt we have incurred to finance our research efforts. We had no interest expense for the quarter ended March 31, 2004.

For the six month period ended March 31, 2005, we did not have any revenues and incurred a net loss of $598,695 compared to a loss of $59,725 for the six month period ended March 31, 2004. The increase in net loss was primarily due to our decision to enter into the licensing and development of nanotechnology. In order to develop the technology we engaged several consultants to help us raise the capital we need. $218,750 of these fees were paid in shares of our common stock. We incurred total consulting expense of $365,266 in the six months ended March 31, 2005 compared to $-0- in the corresponding quarter of 2004. During the six month period ended March 31, 2005, we incurred professional fees of $81,030 in connection with the licensing agreement and our securities filings compared to $40,337 during the six month period ended March 31, 2004. We also hired our current President and Chief Financial Officer in the summer of 2004. We incurred compensation related expenses for him of $70,948 during the six month period ended March 31, 2005. We had $12,948 of expenses during the six month period ended March 31, 2004 with respect to our prior President and Chief Financial Officer during the six month period ended March 31, 2004. Management anticipates that general and administrative expenses will be approximately $30,000 per month for the remainder of our fiscal year ending September 30, 2005. For the six months ended March 31, 2005 we accrued $20,731 of interest expense on the debt we have incurred to finance our research efforts. We had no interest expense during the six month period ended March 31, 2004.

LIQUIDITY AND CAPITAL RESOURCES

We used $309,976 of cash in operations during the year ended September 30, 2003 compared to $518,658 during the year ended September 30, 2004.

We had a net increase in cash during the three months ended March 31, 2005 of $168,842, compared to a net decrease of $77,069 in the corresponding quarter. The increase was primarily due to the $525,000 notes payable that we incurred.

We had cash on hand of $80,738 as of September 30, 2003 compared to $11,590 as of September 30, 2004. Our primary source of cash in 2003 was from the issuance of 1,222,192 shares of common stock for

$400,000 in cash. In our 2004 fiscal year we received loans of $320,060 from shareholders and a payment of $130,000 towards the purchase of common stock in the future. In our 2003 fiscal year, we also paid $19,162 in legal fees to obtain patents on our technology. Our cash balance was $13,158 short of our accounts payable and accrued liabilities at September 30, 2004. The shareholder loans are unsecured and are due on demand. We are seeking to have the lenders convert these loans to equity but can offer no assurances that we will be successful in doing so.

At March 31, 2005, we had cash on hand of $180,432 compared to $11,590 as of September 30, 2004. The increase in cash was due to the borrowing of $525,000 in funds from unrelated parties during the period October 1, 2004 through March 31, 2005 including an aggregate of $500,000 borrowed from Highgate House Funds, Ltd. and Montgomery Equity Partners, Ltd. pursuant to December 13, 2004 Securities Purchase Agreement. Our liabilities exceeded our cash by $720,462 at March 31, 2005. We also had the obligation to pay $330,750 to NYU on May 1, 2005. In May 2005, we negotiated an amendment to our License Agreement with NYU whereby we paid $230,750 of the research and license fee owing thereunder on May 1, 2005 and extended the payment of the balance of $100,000 until November 1, 2005. Presently, we intend to raise funds for operating expenses and to fulfill our funding requirements to NYU from the sale of shares of our common stock. If we are unable sell sufficient shares to satisfy our funding needs, we will have to look at alternative sources of funding. We do not have any firm plans as to the source of this alternative funding and there is no assurance that the funds will be available or, that even if they are available, that they will be available on terms that will be acceptable to us.

We expect that we will need approximately $1,000,000 to fund our operations during the next twelve months. We intend to raise most, if not all, of the needed funds from the sale of our shares of our common stock. There is no assurance that the funds will be available or that even if they are available that the terms will be acceptable to us.

PLAN OF OPERATION

On September 12, 2003, we finalized the License Agreement with NYU. Under the terms of the License Agreement, NYU granted to us a license to certain pre-existing inventions and certain intellectual property to be generated by a designated research project being conducted at NYU relating to DNA nanotechnology.

As compensation to NYU for work to be performed on its research projects, we agreed to provide to NYU funding in the aggregate amount of $1,657,690 in installments commencing on September 15, 2003 through, May 1, 2007, and additional fees and expenses. The License Agreement further provides for the grant to us of an exclusive worldwide license to develop, manufacture, use, lease or sell any licensed products and processes related to the research project, together with the right to grant sublicenses. We in turn are required to pay to NYU a royalty fee of a varying amount from sales of products and for sublicenses.

In connection with the License Agreement, we also entered into an Amended and Restated Stock Purchase Agreement whereby we issued 4,812,377 shares of our common stock to NYU.

Further, on September 18, 2003, we sold an aggregate of 1,222,192 shares of our authorized but previously unissued common stock in a private placement to four accredited investors (305,548 shares each) for the aggregate purchase price of $400,000. We used the funds to make the initial $300,000 payment to NYU under the License Agreement, the payment of various expenses and fees related to finalization and execution of the License Agreement, professional fees, and for working capital. In 2004, we borrowed an aggregate of $340,060 from shareholders to finance our operations and to pay our obligation under the License Agreement.

We intend to sublicense the technology we acquired from NYU and to sublicense any newly developed technology to companies which have the financial resources to economically market the related products to the public. No assurances can be given that we will be successful in this endeavor. We do not intend to market the products ourselves. We expect that the licensees will pay us royalties as a percentage of their sales of any products which use our technology.

During the next 12 months, we will have to raise sufficient funds to meet our ongoing operating expenses as well as to providing additional funding to NYU. Pursuant to the terms of the License Agreement, on May 1, 2005 we provided to NYU additional funding of $230,750. An additional $100,000 is due on or before November 1, 2005 and $347,288 is due on or before May 1, 2006. We currently intend to raise these funds through sales of our common stock.

As of the date hereof, we have one full-time employee and have plans for retaining employees as our business warrants the expense, or when the technology developed pursuant to the License Agreement becomes commercially feasible. We may find it necessary to periodically hire part-time clerical help on an as-needed basis. We also fulfill several of our management functions through the use of independent contractors. These functions include legal, accounting and investor relations. Currently, our sole full time employee is our President and CEO. In the next twelve months we plan to fill the following positions with full time employees:

         Vice President, Corporate Development and Licensing - Material Sciences

         Vice President, Corporate Development and Licensing - Life Sciences

         Director, Technology and Product Development

         Chief Financial Officer and Controller

In the opinion of management, inflation has not and will not have a material effect on our business and operations in the immediate future.

We do not presently have any off-balance sheet arrangements.

                             DESCRIPTION OF BUSINESS

HISTORY

We were incorporated in Idaho on September 14, 1987. In July 2001, we formed a new Nevada corporation for the purpose of changing our corporate domicile from Idaho to Nevada. On November 8, 2001, we implemented the change of domicile to Nevada by filing Articles of Merger between the Idaho and Nevada corporations. Also in November 2001, we changed our authorized capitalization to 100,000,000 shares of common stock, par value $.001 per share. On November 16, 2001, we effected a forward split of our outstanding shares of common stock on a 12.5 shares for 1 share basis. In May 2002, we changed our corporate name from Eagles Nest Mining Company to Nanoscience Technologies, Inc.

We are considered a development stage company and, for several years, were inactive other than searching for an operating business or business opportunity with the intent to acquire or merge with such business. On September 12, 2003, we entered into the License Agreement with NYU, that was further amended on November 11, 2003. Pursuant to the License Agreement, we received a license to certain pre-existing inventions and certain intellectual property to be generated by a designated research project being conducted at NYU relating to DNA nanotechnology.

As compensation to NYU for work to be performed on its research projects, we are required to provide NYU with funding in the aggregate amount of $1,657,690 in installments that run through May 1, 2007, and additional fees and expenses. Through July 22, 2005, we had paid NYU an aggregate of $845,750 of the installment funds. The License Agreement grants us an exclusive worldwide license to develop, manufacture, use, lease or sell any licensed products and are processes related to the research project, together with the right to grant sublicenses. We in turn are required to pay NYU a royalty fee of a varying amount from sales of products and for sublicenses.

In connection with the License Agreement, we also entered into an Amended and Restated Stock Purchase Agreement ("Stock Purchase Agreement") dated November 11, 2003 whereby in further consideration for entering into the License Agreement, we issued 4,812,377 shares of our common stock to NYU.

Further, on October 17, 2003, we sold an aggregate of 1,222,192 shares of our authorized but previously unissued common stock in a private placement to four accredited investors (305,548 shares each) for the aggregate purchase price of $400,000. We used the funds to make the initial $300,000 payment to NYU under the License Agreement, the payment of various expenses and fees related to finalization and execution of the License Agreement, professional fees, and for working capital.

BUSINESS

We have a limited operating history and no representation is made, nor is any intended, that we will be able to carry on our future business activities successfully. As a result of the License Agreement with NYU, we have become engaged in the development and commercialization of the inventions and intellectual property to be generated by the research project being conducted at NYU relating to DNA nanotechnology. Structural DNA nanotechnology seeks to exploit the architectural properties of DNA with the ultimate goal of organizing matter in three dimensions. Pharmaceutical development, nano-electronics and the creation of new materials are among the potential applications of this research.

BACKGROUND OF TECHNOLOGY

We were formed to commercialize significant nanotechnology research and intellectual property developed at New York University (NYU). The technology and its related intellectual property are the result of twenty-three years of research at NYU by Nadrian C. Seeman, Ph.D. and his research group. Dr. Seeman is an internationally recognized scientist and a pioneer in developments pertaining to DNA nanotechnology. The License Agreement with NYU covers all of Dr. Seeman's past, current and future developments pertaining to nanotechnology.

Nanotechnology is technology at the molecular level. The nano scale is measured in billionths of a meter, one nanometer being one-billionth of a meter. To provide a reference for the size of a nanometer, the average human hair measures between 50,000 to 75,000 nanometers in diameter, and there are approximately 24,500,000 nanometers in an inch.

Nanotechnology provides the ability to construct precise molecular formations by combining individual molecules with other molecules to make larger and more defined constructs. Applications for nanotechnology are vast and include huge areas of opportunity in chemistry, physics, engineered materials, life sciences and a long list of other applications.

The U.S. National Science Foundation estimates the global market opportunity for nanotechnology products and service-related industries will be $25 billion annually by 2006 and $1 trillion annually by 2015.

We believe that the commercial applications that will result from the research and development programs at NYU are scientifically significant, highly extensive and novel. In addition, the technology is well patented.

NYU and we have identified a two-phase research and development plan which is based on:

          o The research conducted and accomplished to date and planned future research.

          o The need to meet long-term business objectives that will result in viable commercial product opportunities.

Our commercialization strategy is as follows:

          o To enter into research collaboration relationships with market leaders in each industry sector that we plan to pursue.

          o Establish relationships with targeted companies that will result in exclusive, or in certain instances, non-exclusive licenses for a defined field of use.

          o Focus on collaboration partners and licensees that have substantial manufacturing and marketing capabilities which may result in a more defined product development effort and a shorter time to commercialization.

As NYU continues to enhance the core technology by identifying and developing new and relevant technologies, we will also continue to evaluate technology opportunities licensed from, or developed by third parties.

The intellectual property portfolio currently contains five issued patents and five patent applications. As research and development continues, NYU and we will aggressively protect new developments and technologies in the U.S. and in logical foreign domains.

POTENTIAL COMMERCIAL APPLICATIONS

Nanotechnology is in its commercial infancy, however, there is already a substantial market in place for nanotechnology products. The earliest application of nanoscale materials occurred in systems where nanoscale powders and particles could be used in their free form, without consolidation or blending. For example, nanoscale titanium dioxide and zinc oxide powders are now commonly used by cosmetics manufacturers for facial base creams and sunscreen lotions. Nanoscale iron oxide powder is now being used as a base material for rouge and lipstick. Paints with reflective properties are also being manufactured using nanoscale titanium dioxide particles.

Nano-structured cemented carbide coatings are used on some U.S. Navy ships for their increased durability. Nano-structured materials are in wide use in information technology, integrated into complex products such as the hard disk drives that store information and the silicon integrated circuit chips that process information in every Internet server and personal computer. In 2003 IBM announced the introduction of an atomically thin layer of ruthenium to substantially increase the information storage density of its products. Greater storage density translates directly to less expensive storage costs.

In biomedical areas, structures called liposomes have been synthesized for improved delivery of therapeutic agents. Liposomes are lipid spheres about 100 nanometers in diameter. They have been used to encapsulate anti-cancer drugs for the treatment of Kaposi's Sarcoma. Several companies are presently using magnetic nanoparticles in the analyses of blood, urine, and other body fluids to speed up separation and improve selectivity. Other companies have developed derivatized fluorescent nanospheres and nanoparticles that form the basis for new detection technologies. These reagent nanoparticles are used in new devices and systems for infectious and genetic disease analysis and for drug discovery.

Many uses of nanoscale particles have appeared in specialty markets, such as defense applications, and markets for scientific and technical equipment. Producers of optical materials and electronics substrates such as silicon and gallium arsenide have embraced the use of nanosize particles for chemomechanical polishing of these substrates. Nanosize particles of silicon carbide, diamond and boron carbide are used as "lapping compounds" to reduce the waviness of finished surfaces from corner to corner and produce surface finishes to one and two nanometer smoothness. The ability to produce high-quality components is significant as electric devices shrink and optical communications systems become a larger part of the US communications network.

OTHER APPLICATIONS

As nanoscale science and technology continue to grow, it appears that many new materials, properties and applications will be discovered. Research in areas related to nanofabrication is needed to develop new and advanced manufacturing techniques. These new techniques would allow the fabrication of highly integrated two- and three-dimensional devices and structures to form diverse molecular and nanoscale components. They would allow many of the new and promising nanostructures, such as carbon nanotubes, organic molecular electronic components, and quantum dots, to be rapidly assembled into more complex circuitry to form useful logic and memory devices. Such new devices would have computational performance characteristics and data storage capacities many orders of magnitude higher than present devices, and would come in even smaller packages.

Nanomaterials and their performance properties will also continue to improve. Thus, even better and cheaper nanopowders, nanoparticles, and nanocomposites will be available for more widespread applications. Another important application for future nanomaterials will be highly selective and efficient catalysts for chemical and energy conversion processes. This will be important economically not only for energy and chemical production, but also for conservation and environmental applications. Thus, nanomaterial-based catalysis may play an important role in photoconversion devices, fuel cell devices, bioconversion (energy) and bioprocessing (food and agriculture) systems, and waste and pollution control systems.

Nanoscale science and technology could have a continuing impact on biomedical areas such as therapeutics, diagnostic devices, and biocompatible materials for implants and prostheses. It is expected that there will continue to be opportunities for the use of nanomaterials in drug delivery systems. Combining new nanosensors with nanoelectronic components could lead to a further reduction in size and improved performance for many diagnostic devices and systems. Ultimately, it may be possible to make implantable in vivo diagnostic and monitoring devices that approach the size of cells. New biocompatible nanomaterials and nanomechanical components could lead to the creation of new materials and components for implants, artificial organs, and greatly improved mechanical, visual, auditory, and other prosthetic devices.

Notwithstanding the foregoing, these advances will not be realized without considerable research and development. Further, no assurances can be given that commercial applications will be developed for our licensed technology, or that if developed, we will be able to effectively exploit them.

PATENTS

NYU has been granted five U.S. patents for Dr. Seeman's work in DNA nanotechnology, with five additional patents applied for and currently pending. Under the License Agreement with NYU, we have the exclusive worldwide license to develop commercially and license products and processes related to the patents. Professor Seeman first conceived the idea for using DNA as a structural element in the fall of 1980 while a member of the faculty at SUNY Albany and published the first design for such a molecule in 1981. Dr. Seeman brought this project to NYU in 1988. The following year he constructed the first geometrical DNA object and in 1991 the first 3-D DNA object, a cube.

Under the License Agreement we have the exclusive worldwide rights to the following intellectual property.

ISSUED PATENTS

          o    U.S. PATENT 5,278,051: 11 Jan 1994
     CONSTRUCTION OF GEOMETRICAL OBJECTS FROM POLYNUCLEOTIDES. This patent relates to an invention relating to molecular scale mechanical devices.

          o    U.S. PATENT 5,386,020: 31 Jan 1995.
     MULTIPLY CONNECTED, THREE-DIMENSIONAL NUCLEIC ACID STRUCTURES. This patent relates to an invention relating to nanotechnology and to a nucleic acid-based nano-robotic system.

          o    U.S. PATENT 5,468,851: 21 Nov 1995.
     CONSTRUCTION OF GEOMETRICAL OBJECTS FROM POLYNUCLEOTIDES. This relates to an invention relating to ladder copolymers in which one of two backbones is formed of a nucleic acid or nucleic acid-like polymer.

          o    U.S. PATENT 6,072,044: 6 June 2000.
     NANOCONSTRUCTIONS OF GEOMETRICAL OBJECTS AND LATTICES FROM ANTIPARALLEL NUCLEIC ACID DOUBLE CROSSOVER MOLECULES. This relates to an invention relating to polynucleic acid nanostructures and lattices.

          o    U.S. PATENT 6,255,469: 3 July 2001.
     PERIODIC TWO AND THREE DIMENSIONAL NUCLEIC ACID STRUCTURES. This relates to an invention relating to molecular scale mechanical devices using other molecular structures.

PENDING PATENTS

The summary subject matter of the five pending patent applications is as follows:

     o    An invention relating to molecular scale mechanical devices;

     o An invention relating to nanotechnology and to a nucleic acid-based nano-robotic system;

     o An invention relating to ladder copolymers in which one of two backbones is formed of a nucleic acid or nucleic acid-like polymer;

     o    An invention relating to polynucleic acid nanostructures and lattices;
          and

     o An invention relating to molecular scale mechanical devices using other molecular structures.

PATENT STRATEGY

The License Agreement requires that we reimburse NYU for all patent and prosecution costs. As such, we and NYU are in agreement with respect to the following patent strategy:

          o Aggressively protect all current and future technological developments to ensure strong and broad protection by filing patents and/or continuations-in-part as appropriate;

          o Protect technological developments at various levels, in a complementary manner, including the base technology, as well as specific applications of the technology; and

          o Establish comprehensive coverage in the U.S. and in all relevant foreign domains in anticipation of future commercialization opportunities

EMPLOYEES

As of the date hereof, we have one full-time employee and have plans for retaining employees as our business warrants the expense, or when the technology developed pursuant to our License Agreement becomes commercially feasible. See "Plan of Operation". We may find it necessary to periodically hire part-time clerical help on an as-needed basis. We also fulfill several of our management functions through the use of independent contractors. These functions include legal, accounting and investor relations. Our sole full time employee is our President and CEO.

FACILITIES

We currently conduct our primary business operations using a "virtual office" located in New York City. We pay a monthly fee of $275 per month for the use of this virtual office. It is contemplated that at such future time as business warrants, we will secure commercial office spaces. We are also planning to lease laboratory facilities. However, we have no current plans to secure such commercial office or laboratory space.

CONSULTING AGREEMENTS

On November 15, 2004 we entered into a Consulting Service Agreement with Trilogy Capital Partners, Inc. Thereunder, Trilogy Capital Partners, Inc. was to provide us with certain consulting, marketing, and media relations services for a fee of $10,000 per month. This agreement was terminated in January 2005.

On February 27, 2005 we entered into a strategic planning, public relations and marketing consulting services agreement with Clearvision, Inc., a California corporation. Among other things, the agreement provides for Clearvision, Inc. to provide our business with significant media exposure. As consideration for its services, we are required to pay Clearvision Inc. three payments, in cash or stock, in the aggregate amount of $350,000. In connection therewith, certain of our shareholders have agreed to pay Clearvision, Inc., on our behalf, $350,000 in shares of our common stock. The first such payment in stock,consisting of 100,000 shares of stock, was made in May 2005.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable.

                         DIRECTORS, EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS

Directors serve until the next annual meeting of the stockholders; until their successors are elected or appointed and qualified, or until their prior resignation or removal. Officers serve for such terms as determined by our board of directors. Each officer holds office until such officer's successor is elected or appointed and qualified or until such officer's earlier resignation or removal.

The following table sets forth certain information, as of July 22, 2005 with respect to our directors and executive officers.

                                                           DATE OF
                                                           APPOINTMENT
NAME           AGE  POSITION                               AS DIRECTOR
----           ---  --------                               -----------
David Rector   58   President, Secretary, Treasurer, Chief April 1, 2004
                    Executive and Accounting Officer and
                    Director
Albert Passner 66   Director                               August 19, 2004
Steven Katz    56   Chairman of the Board of Directors     May 14, 2004

There are no agreements with respect to the election of directors. We have not compensated our directors for service on the Board, but directors are entitled to be reimbursed for expenses incurred for attendance at meetings of the Board. We do not have an audit committee or any other standing committees. As a small business issuer whose common stock is traded on the NASD OTC Bulletin Board we are not presently required to have an audit committee. Based upon the foregoing, we do not have an audit committee financial expert. Our entire board serves the function of an audit committee. One of our board members, Steven Katz, has the qualifications of an audit committee financial expert. Mr. Katz receives consulting fees from us.

No director, officer, or affiliate has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment, or decree involving the violation of any state or federal securities laws.

Our present directors have other full-time employment and will routinely devote only such time to our business that is necessary. It is estimated that each director will devote less than ten hours per month to our activities.

Currently, there is no arrangement, agreement or understanding between management and non-management shareholders under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs. Present management openly accepts and appreciates any input or suggestions from shareholders. However, the Board of Directors is elected by the shareholders and the shareholders have the ultimate say in who represents them on the Board. There are no agreements or understandings for any officer or director resign at the request of another person and none of our current offers or directors are acting on behalf of, or will act at the direction of any other person.

The business experience of each of the persons listed above during the past five years or more is set forth below:

ALBERT PASSNER is a consultant in the fields of physics and engineering following a successful career at Lucent/AT&T Bell Labs. Among his many achievements with a Lucent team were: the development of ultra-low noise amplifiers used to measure transistor noise; the design of the world's most powerful pulsed electromagnet; produced a positron plasma in the laboratory; produced the first optical bi-stability in a semi-conductor; produced the first transverse lasing in a semi-conductor thin film and demonstrated that stellar images could be corrected in real time using an electronically deformed mirror. In addition, Mr. Passner has authored and co-authored more than fifty publications. Prior to his thirty plus years at Lucent /AT&T Bell Labs, Mr. Passner served as an engineer at RCA (1961-1963) and a Member of Staff at Princeton-Penn Accelerator in Princeton, NJ (1963 - 1969). He received a BS in Physics from CCNY in 1960 and an MS in Physics from NYU in 1966.

STEVEN KATZ is President of Steven Katz & Associates, Inc., a health care and technology-based management consulting firm specializing in strategic planning, corporate development, new product planning, technology licensing, and structuring and securing various forms of financing. Mr. Katz has been President of Steven Katz & Associates, Inc. since 1982 and is presently a member of the Boards of Directors of a number of publicly-held corporations and several private companies. From January 2000 to October 2001, Mr. Katz was also President and Chief Operating Officer of Senesco Technologies, Inc., an American Stock Exchange company engaged in the identification and development of proprietary gene technology with application to human, animal and plant systems. From 1983 to 1984 he was a co-founder and Executive Vice President of S.K.Y. Polymers, Inc., a biomaterials company. Prior to this, Mr. Katz was Vice President and General Manager of a non-banking division of Citicorp. From 1976 to 1981 he held various senior management positions at National Patent Development Corporation, including President of three subsidiaries. Prior positions were with Revlon, Inc. (1975) and Price Waterhouse Co. (1969 to 1974). Mr. Katz received a Bachelors of Business Administration degree in Accounting from the City College of New York in 1969.

DAVID RECTOR Since 1985, Mr. Rector has been the principal of the David Stephen Group, which provides enterprise consulting services to emerging and developing companies in a variety of industries. Mr. Rector currently serves as a member of the Board of Directors of Senseco Technologies, Inc., an American Stock Exchange biotech agricultural and life sciences company developing technology in the area of cell death genomics addressing agricultural applications and human chronic diseases including cancer, heart disease, glaucoma, arthritis, among others. Mr. Rector also serves as a Director of Superior Galleries, Inc., a publicly traded company. From 1983 until 1985, Mr. Rector served as President and General Manager of Sunset Designs, Inc., a domestic and international manufacturer and marketer of consumer product craft kits, a wholly-owned subsidiary of Reckitt & Coleman, N.A. From 1980 until 1983, Mr. Rector served Director of Marketing of Sunset Designs. From 1971 until 1980, Mr. Rector served in progressive roles with Crown Zellerbach Corporation, a multi-billion dollar pulp and paper Industry corporation. Mr. Rector received a Bachelor of Science degree in business/ finance from Murray State University in 1969.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation paid or accrued by us during the three fiscal years ended September 30, 2004 to
(i) all individuals that served as our chief executive officer or acted in a similar capacity for us at any time during the fiscal year ended September 30, 2004 and (ii) all individuals that served as executive officers of ours at any time during the fiscal year ended September 30, 2004 that received annual compensation during the fiscal year ended September 30, 2004 in excess of $100,000.

SUMMARY COMPENSATION TABLE


                                                                                  AWARDS
                                       ANNUAL COMPENSATION                 LONG TERM COMPENSATION         PAYOUTS
                              -------------------------------------      ---------------------------      -------
                                                                         RESTRICTED      SECURITIES
                                                        OTHER ANNUAL       STOCK         UNDERLYING        LTIP       ALL OTHER
NAME AND                                                COMPENSATION       AWARDS         OPTIONS/        PAYOUTS      COMPEN-
PRINCIPAL POSITIONS   YEAR    SALARY ($)   BONUS ($)         ($)             ($)          SARS (#)          ($)       SATION ($)
-------------------   ----    ----------         ---         ---             ---          --------          ---       ----------
David Rector,           2004      $60,000          0          0               0              0               0             0
President, Chief        2003            0          0          0               0              0               0             0
Executive and           2002            0          0          0               0              0               0             0
Financial
Officer(1)

Steven Kessler,         2004      $16,000          0          0               0              0               0             0
President and           2003            0          0          0               0              0               0             0
Chief Executive         2002            0          0          0               0              0               0             0
Officer(2)

Edward F. Cowle,        2004            0          0          0               0              0               0             0
President and           2003            0          0          0               0              0               0             0
Chief Executive         2002            0          0          0               0              0               0             0
Officer(3)

(1) David Rector has served as our President and Chief Executive Officer since June 1, 2004.

(2) Steven Kessler served as our President and Chief Executive Officer from April 1, 2004 through May 31, 2004.

(3) Edward F. Cowle served as our President and Chief Executive Officer from our inception through March 31, 2004.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

We have never approved or adopted any stock option plans and have never issued any stock options.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

Since we have never issued any stock options, this section is not applicable.

LONG TERM INCENTIVE PLAN AWARDS

We made no long-term incentive plan awards to the named executive officers during the fiscal year ended September 30, 2004.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT,
AND CHANGE-IN-CONTROL ARRANGEMENTS

We do not have written employment agreements with any of our present employees including David Rector. Mr. Rector is presently employed through a verbal, month to month agreement, which provides for the payment of salary at the rate of $12,000 per month, expense reimbursement and eligibility to participate in all incentive, health and other plans which we may offer to senior employees from time to time.

REPORT ON REPRICING OF OPTIONS/SARS

Since we have never issued any stock options, this section is not applicable.

                                LEGAL PROCEEDINGS

We are not a party to any material pending legal proceedings and, to best of our knowledge, no such action by or against us, has been threatened.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of July 22, 2005. The information in this table provides the ownership information for:

     o each person known by us to be the beneficial owner of more than 5% of our common stock;

     o    each of our directors;

     o    each of our executive officers; and

     o    our executive officers, directors and director nominees as a group.

The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on such date and all shares of our common stock issuable to such holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by such person at said date which are exercisable within 60 days of such date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse.

------------------------------ -------------------------------------- -------------------------------- ----------------------
     Name and Address of                                                     Number of Shares               Percentage
      Beneficial Owner                    Title of Class                    Beneficially Owned            Outstanding(1)
     -------------------                  --------------                    ------------------            --------------
------------------------------ -------------------------------------- -------------------------------- ----------------------
New York University            Common Stock, $.001 par value                                4,812,377                 43.35%
Office of Industrial Liaison
650 First Avenue, 6th Floor
New York, NY 10016
------------------------------ -------------------------------------- -------------------------------- ----------------------
Viking Investment Group II,    Common Stock, $.001 par value                                  971,188                  8.75%
LTD. (2)
630 Third Avenue, 5th Floor
New York, NY 10017
------------------------------ -------------------------------------- -------------------------------- ----------------------

------------------------------ -------------------------------------- -------------------------------- ----------------------
     Name and Address of                                                     Number of Shares               Percentage
      Beneficial Owner                    Title of Class                    Beneficially Owned            Outstanding(1)
     -------------------                  --------------                    ------------------            --------------
------------------------------ -------------------------------------- -------------------------------- ----------------------
Geoff Williams                 Common Stock, $.001 par value                                  844,452                   7.6%
19 E. 200 South
Suite 1080
Salt Lake City, UT 84111
------------------------------ -------------------------------------- -------------------------------- ----------------------
David Rector                   Common Stock, $.001 par value                                   80,000                   .72%
45 Rockefeller Plaza
Suite 2000 #43
New York 10111
------------------------------ -------------------------------------- -------------------------------- ----------------------
Albert Passner                 Common Stock, $.001 par value                                        0                     0%
45 Rockefeller Plaza
Suite 2000 #43
New York 10111
------------------------------ -------------------------------------- -------------------------------- ----------------------
Steven Katz                    Common Stock, $.001 par value                                        0                     0%
45 Rockefeller Plaza
Suite 2000 #43
New York 10111
------------------------------ -------------------------------------- -------------------------------- ----------------------
All directors and executive    Common Stock, $.001 par value                                   80,000                   .72%
officers
as a group (3 persons)
------------------------------ -------------------------------------- -------------------------------- ----------------------

     (1) Based upon 11,101,946 shares of common stock outstanding on July 22, 2005.

     (2)  Viking Investment Group II, LTD. is an unrelated private investor.

CHANGES IN CONTROL

Not applicable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two fiscal years, except as set forth below there have been no transactions between us and any officer, director, nominee for election as director, or any shareholder owning greater than five percent (5%) of our outstanding shares, nor any member of the above referenced individuals' immediate family.

On September 30 2003 a principal shareholder forgave certain debts of ours to him totaling $30,367.

In October 2003, our former President, Edward F. Cowle, was one of four investors that participated in the private placement of our common stock. Mr. Cowle purchased 305,548 shares for the purchase price of $100,000. We used the proceeds from the private placement to make the initial payment to NYU under the License Agreement and related expenses.

During the period April 5, 2004 through December 21, 2004 we received loans in the aggregate amount of $340,060 from major shareholders of ours. The loans are unsecured and are due upon demand. We are seeking to convert the loans to equity or repay them from proceeds of an equity financing.

On July 22, 2005, we issued 100,000 warrants to Steven Kessler, each exercisable for the purchase of one share of our common stock at a price of $5.00 per share (the trading price for our common stock on May 14, 2004, the date on which the obligation to issue the warrants arose) during the 5- year period that commenced on July 22, 2005.

During the year ended September 30, 2004 certain shareholders entered into an agreement with us cancel 12,846,373 shares of our common stock in order to facilitate the consummation of our Licensing Agreement with New York University.

                      MARKET FOR COMMON EQUITY AND RELATED
                               STOCKHOLDER MATTERS

MARKET INFORMATION

Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "NANS." There has never been an active trading market for our common stock. The following table sets forth, for the fiscal quarters indicated, the high and low closing bid prices per share of our common stock. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The prices set forth below reflect the 12.5:1 forward stock split which was effected on November 16, 2001.

QUARTER INDICATED              HIGH BID          LOW BID
-----------------              --------          -------
 December 31, 2002            N/A              N/A
 March 31, 2003               N/A              N/A
 June 30, 2003                N/A              N/A
 September 30, 2003           N/A              N/A
 December 31, 2003            N/A              N/A
 March 31, 2004                $5.00            $3.85
 June 30, 2004                 $5.50            $3.50
 September 30, 2004            $3.70            $1.60
 December 31, 2004             $1.80            $0.80
 March 31, 2005                $1.46            $0.70
 June 30, 2005                 $1.30            $0.65

On July 19, 2005, the closing bid price for our common stock was $.85 per share.

HOLDERS

As of July 19, 2005, there were approximately 150 record holders of our common stock.

DIVIDENDS

We have never declared any cash dividends with respect to our common stock. Future payment of dividends is within the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. Although there are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock, we presently intend to retain future earnings, if any, for use in our business and have no present intention to pay cash dividends on our common stock.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Since our inception, we have not authorized or approved any equity compensation plans.

                            DESCRIPTION OF SECURITIES

Our authorized capital consists of one hundred million (100,000,000) shares, all of which shares are designated as common stock, par value $.001 per share. As of July 22, 2005, we had 11,101,946 shares of common stock issued and outstanding.

COMMON STOCK.

Each holder of our common stock is entitled to one vote for each share owned of record on all matters voted upon by our shareholders. In the event of a dissolution of our company, the holders of our common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities with each other.

Our common stock has no cumulative voting rights, and no redemption, sinking fund, or conversion privileges. Since the holders of our common stock do not have cumulative voting rights, holders of more that 50% of our total outstanding common can elect all of our directors, and holders of the remaining shares, by themselves, cannot elect any of our directors. Holders of our common stock are entitled to receive dividends if, as, and when declared by our board of directors out of funds legally available for such purpose.

Our common stock is presently listed on the Over-the-Counter Bulletin Board under the symbol NANS.OB.

COMMON STOCK PURCHASE WARRANTS

As at July 22, 2005 we had an aggregate of 355,000 common stock purchase warrants issued and outstanding, each exercisable for the purchase of one share of our common stock. All of the warrants are presently exercisable. 125,000 of the warrants have an exercise price of $6.88 per share. 130,000 of the warrants have an exercise price of $1.50 per share. 100,000 of the warrants have an exercise price of $5.00 per share.

STOCK OPTIONS

As at July 22, 2005 we had no stock options issued and outstanding.

SHARES ELIGIBLE FOR FUTURE SALE

We presently have issued and outstanding 11,101,946 shares of our common stock and warrants to purchase 355,000 shares of our common stock at exercise prices ranging from $1.50-$6.88 per share. With the exception of shares held by affiliates which may be subject to resale limitations, most of our issued and outstanding shares of common stock are eligible to be sold at any time. Market sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the supply of common stock available for resale could be increased which could stimulate trading activity and cause the market price of our common stock to drop, even if our business is doing well.

TRANSFER AGENT

The transfer agent for our common stock is Interstate Transfer Company. Its address is 6084 South 900 East, Salt Lake City, UT 84121 and its telephone number is (801) 281-9746.

                                     EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by HJ & Associates, LLC, Independent Registered Public Accounting Firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, New York, New York 10022. Jackson Steinem, Inc., a Selling Stockholder, is an affiliate of Gottbetter & Partners, LLP.

       DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                ACT LIABILITIES

Under the Nevada Revised Statutes, our directors and officers are not individually liable to us or our stockholders for any damages as a result of any act or failure to act in their capacity as an officer or director unless it is proven that:

     o His act or failure to act constituted a breach of his fiduciary duty as a director or officer; and

     o His breach of these duties involved intentional misconduct, fraud or a knowing violation of law.

Nevada law allows corporations to provide broad indemnification to its officers and directors. At the present time, neither our Articles of Incorporation or By-laws provide for indemnification of our officers or directors. Further, we do not have indemnification agreements with any of our officers or directors. We intend to address this in the near future and provide our officers and directors with the maximum amount of indemnification permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to our directors, officers and controlling persons we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission at 450 Fifth Street N.W., Washington, D.C. 20549, a registration statement on Form S\2 with respect to us and the securities offered hereby. Reference is made to the registration statement and the exhibits filed as part of the registration statement, which may be examined without charge at the public reference facilities maintained by the commission at 450 Fifth Street N.W., Washington, D.C. 20549. Prospective investors may direct questions to our officers with respect to the offering and may obtain additional information from our SEC filings including our annual reports on Form 10-KSB, our quarterly reports on Form 10-QSB and our current reports on Form 8K. Prospective investors may direct questions to our officers with respect to the offering or our proposed business and may obtain additional information, to the extent we possess such information or can acquire it without unreasonable effort or expense, as may be necessary to verify the accuracy of the information furnished in this prospectus. Any document relating to us in our possession or which may be obtained by us without unreasonable effort, may be inspected at our offices by any prospective investor or his advisor upon advance notice.

                         NANOSCIENCE TECHNOLOGIES, INC.
                           A DEVELOPMENT STAGE COMPANY
                          INDEX TO FINANCIAL STATEMENTS

                                                                                                      PAGE

Report of Independent Registered Public Accounting Firm - HJ & Associates, LLC.........................F-1

Balance Sheet (Audited) as at September 30, 2004.......................................................F-2

Statements of Operations (Audited) for the years ended September 30,
2004 and 2003 and for the period from inception
(September 14, 1987) through September 30, 2004........................................................F-3

Consolidated Statement of Stockholders' Equity (Deficit) (Audited)...............................F-4 - F-5

Consolidated Statements of Cash Flows (Audited) for the years ended
September 30, 2004 and 2003 and for the period from inception
(September 14, 1987) through September 30, 2004..................................................F-6 - F-7

Notes to Financial Statements (Audited)................................................................F-8




Balance Sheets as at March 31, 2005 (Unaudited) and September 30, 2004................................F-18

Statements of Operations (Unaudited) for the three and six months ended
March 31, 2005 and 2004 and for the period from inception
(September 14, 1987) through March 31, 2005...........................................................F-19

Statements of Cash Flows (Unaudited) for the six months ended March 31,
2005 and 2004 and for the period from inception
(September 14, 1987) through March 31, 2005....................................................F-20 - F-21

Notes to Financial Statements (Unaudited).............................................................F-22

                  REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Directors
Nanoscience Technologies, Inc.
(A Development Stage Company)
New York, New York

We have audited the accompanying balance sheet of Nanoscience Technologies, Inc. (a development stage company), as of September 30, 2004, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended September 30, 2004 and 2003 and from inception of the development stage on September 14, 1987 through September 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nanoscience Technologies, Inc. (a development stage company) as of September 30, 2004 and the results of its operations and its cash flows for the years ended September 30, 2004 and 2003 and from inception of the development stage on September 14, 1987 through September 30, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a development stage company with no significant operating results to date, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
January 10, 2005

                         NANOSCIENCE TECHNOLOGIES, INC.
                          A Development Stage Company)
                                  Balance Sheet

                                     ASSETS

                                                                September 30,
                                                                    2004
                                                                -------------
CURRENT ASSETS

     Cash                                                              11,590
     Prepaid expenses$                                          $       3,000
                                                                -------------

       Total Current Assets                                            14,590
                                                                -------------

OTHER ASSETS

     Lease deposit                                                        550
     Patents, net                                                      17,246
                                                                -------------

       Total Other Assets                                              17,796
                                                                -------------

       TOTAL ASSETS                                             $      32,386
                                                                =============


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

     Accounts payable and accrued expenses                      $      24,748
     Interest payable                                                   6,524
     Notes payable - related parties                                  320,060
                                                                -------------

       Total Current Liabilities                                      351,332
                                                                -------------

STOCKHOLDERS' EQUITY (DEFICIT)

     Common stock; 100,000,000 shares authorized,
       at $0.001 par value, 10,846,946 shares issued
       and outstanding, respectively                                   10,847
     Additional paid-in capital                                       558,903
     Stock subscriptions payable                                      130,000
     Deficit accumulated during the development stage             (1,018,696)
                                                                  -----------

         Total Stockholders' Equity (Deficit)                       (318,946)
                                                                -------------

         TOTAL LIABILITIES AND STOCKHOLDERS'
         EQUITY (DEFICIT)                                       $      32,386
                                                                =============

              The accompanying notes are an integral part of these
                             financial statements.

                         NANOSCIENCE TECHNOLOGIES, INC.
                          (A Development Stage Company)
                            Statements of Operations


                                                                           From Inception
                                                                               of the
                                                                         Development Stage
                                       For the Years Ended                on September 14,
                                          September 30,                     1987 through
                               -------------------------------------       September 30,
                                     2004                 2003                  2004
                               ------------------     --------------     -------------------


REVENUES                       $              --       $         --       $              --

EXPENSES

     General and administrative          217,409             33,132                 307,448
     Research and development            315,000            300,000                 615,000
     Licensing fees                           --             96,248                  96,248
                               ------------------     --------------     -------------------

         Total Expenses                  532,409            429,380               1,018,696
                               ------------------     --------------     -------------------

LOSS FROM OPERATIONS                   (532,409)          (429,380)              (1,018,696)
                               ------------------     --------------     -------------------

NET LOSS                       $       (532,409)       $  (429,380)       $      (1,018,696)
                               ==================     ==============     ===================

BASIC LOSS PER SHARE           $          (0.05)       $     (0.02)
                               ==================     ==============

WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING                  11,198,901         17,874,147
                               ==================     ==============


              The accompanying notes are an integral part of these
                             financial statements.

                         NANOSCIENCE TECHNOLOGIES, INC.
                          (A Development Stage Company)
                  Statements of Stockholders' Equity (Deficit)


                                       Common Stock                  Additional            Stock
                              --------------------------------        Paid-In          Subscriptions          Accumulated
                                 Shares             Amount            Capital             Payable               Deficit
                              --------------     -------------      -------------     -----------------     ----------------
Balance from inception of                --       $        --        $        --         $          --         $         --
   The development stage on
   September 14, 1987

Common stock issued to
   Directors for services on
   September 17, 1987 at
   $0.008 per share               3,750,000             3,750             26,250                    --                   --

Common stock issued for
   cash on September 17,
   1987 at $0.008 per share          27,500                28                192                    --                   --

Common stock issued for
   cash on January 12,
   1988 at $0.008 per share           6,250                 6                 44                    --                   --

Common stock issued to
   a director for cash on
   October 10, 1997 at
   $0.0004 per share             12,500,000            12,500             (7,500)                   --                   --

Common stock issued to
   directors for services on
   November 12, 1997 at
   $0.0004 per share              1,125,000             1,125               (675)                   --                   --
                                 ----------       -----------        -----------         -------------         ------------
Balance forward                  17,408,750       $    17,409        $    18,311         $          --         $         --
                                 ----------       -----------        -----------         -------------         ------------

                         NANOSCIENCE TECHNOLOGIES, INC.
                          (A Development Stage Company)
            Statements of Stockholders' Equity (Deficit) (Continued)

                                       Common Stock                  Additional            Stock
                              --------------------------------        Paid-In          Subscriptions          Accumulated
                                 Shares             Amount            Capital             Payable               Deficit
                              --------------     -------------      -------------     -----------------     ----------------
Balance forward                  17,408,750       $    17,409        $   18,311            $        --         $        --

Net loss for the period from             --                --                 --                    --             (37,470)
   Inception on September 14,
   1987 through September
   30, 1999

                               -------------     -------------      -------------     -----------------     ----------------

Balance, September 30, 1999      17,408,750            17,409             18,311                    --             (37,470)

Net loss for the year ended
   September 30, 2000                    --                --                 --                    --              (3,200)
                               -------------     -------------      -------------     -----------------     ----------------

Balance, September 30, 2000      17,408,750            17,409             18,311                    --             (40,670)

Net loss for the year ended
   September 30, 2001            17,408,750            17,409             18,311                    --              (7,097)
                               -------------     -------------      -------------     -----------------     ----------------

Balance, September 30, 2001      17,408,750            17,409             18,311                    --             (47,767)

Common stock issued for
   cash on October 2, 2001 at
   $0.01 per share                  250,000               250                 --                    --                  --

Net loss for the year ended
   September 30, 2002                    --                --                 --                    --              (9,140)
                               -------------     -------------      -------------     -----------------     ----------------

Balance, September 30, 2002      17,658,750       $    17,659         $   18,311           $        --         $   (56,907)
                               -------------     -------------      -------------     -----------------     ----------------

                         NANOSCIENCE TECHNOLOGIES, INC.
                          (A Development Stage Company)
            Statements of Stockholders' Equity (Deficit) (Continued)


                                       Common Stock                  Additional            Stock
                              --------------------------------        Paid-In          Subscriptions          Accumulated
                                 Shares             Amount            Capital             Payable               Deficit
                              --------------     -------------      -------------     -----------------     ----------------

Balance, September 30, 2002     17,658,750        $    17,659        $    18,311           $        --         $    (56,907)

Common stock issued for
   cash at $0.33 per share on
   September 18, 2003            1,222,192              1,222            398,778                    --                   --

Common stock issued for
   Licensing fees at $0.02 per
   Share on September 18, 2003  4,812,3770              4,812             91,436                    --                   --

Foregiveness of debt by a
   related party                        --                 --             30,367                    --                   --

Contributed services                    --                 --                290                    --                   --

Net loss for the year ended
   September 30, 2003                   --                 --                 --                    --             (429,380)
                              -------------      -------------     --------------     -----------------     ----------------

Balance, September 30, 2003     23,693,319             23,693            539,182                    --             (486,287)

Common shares cancelled
   On October 10, 2003        (12,846,373)           (12,846)             12,846                    --                   --

Cash received on stock
   subscription payable                 --                 --                 --               130,000                   --

Common stock warrants
   granted for services                 --                 --              6,875                    --                   --

Net loss for the year ended
   September 30, 2004                   --                 --                 --                    --             (532,409)
                              -------------      -------------     --------------     -----------------     ----------------

Balance, September 30, 2004     10,846,946        $    10,847         $  558,903           $   130,000         $ (1,018,696)
                              =============      =============     ==============     =================     ================

              The accompanying notes are an integral part of these
                             financial statements.

                         NANOSCIENCE TECHNOLOGIES, INC.
                          (A Development Stage Company)
                            Statements of Cash Flows

                                                                                                           From Inception
                                                                                                               of the
                                                                                                          Development Stage
                                                                          For the Years Ended             on September 14,
                                                                             September 30,                  1987 Through
                                                                    ---------------------------------       September 30,
                                                                        2004                2003                2004
                                                                    --------------      -------------     -----------------
CASH FLOWS FROM OPERATING ACTIVITIES

     Net loss                                                   $       (532,409)    $     (429,380)       $  (1,018,696)

     Adjustments to reconcile net loss to net cash used by operating activities:

         Common stock issued for services and fees                             --             96,248             126,698
         Common stock warrants gratned for services                         6,875                 --               6,875
         Amortization expense                                               1,916                 --               1,916
         Services contributed by shareholder                                   --                290                 290
     Change in operating assets and liabilities:
       Increase in prepaid expenses                                       (3,000)                 --             (3,000)
       Increase (decrease) in accounts payable
          and accrued expenses                                              7,960             22,866              31,272
                                                                    --------------      -------------     ---------------

           Net Cash Used by Operating Activities                         (518,658)          (309,976)           (854,645)
                                                                    --------------      -------------     ---------------

CASH FLOWS FROM INVESTING ACTIVITIES

       Cash paid for lease deposits                                         (550)                 --               (550)
       Cash paid for patents                                                   --           (19,162)            (19,162)
                                                                    --------------      -------------     ---------------

           Net Cash Used by Investing Activities                            (550)           (19,162)            (19,712)
                                                                    --------------      -------------     ---------------

CASH FLOWS FROM FINIANCING ACTIVITIES

       Increase in notes payable - related parties                        320,060              9,626             350,427
       Increase in stock subscriptions payable                            130,000                 --             130,000
       Common stock issued for cash                                            --            400,000             405,520
                                                                    --------------      -------------     ---------------

           Net Cash Provided By Operating Activities                      450,060            409,626             885,947
                                                                    --------------      -------------     ---------------

       NET DECREASE IN CASH                                               (69,148)            80,488              11,590

       CASH AT BEGINNING OF PERIOD                                         80,738                250                  --

                                                                    --------------      -------------     ---------------
       CASH AT END OF PERIOD                                    $          11,590    $        80,738        $     11,590
                                                                    ==============      =============     ===============


              The accompanying notes are an integral part of these
                             financial statements.

                         NANOSCIENCE TECHNOLOGIES, INC.
                          (A Development Stage Company)
                      Statements of Cash Flows (Continued)


                                                                                                              From Inception
                                                                                                                  of the
                                                                                                             Development Stage
                                                                          For the Years Ended                on September 14,
                                                                             September 30,                     1987 Through
                                                                    ---------------------------------          September 30,
                                                                        2004                2003                   2004
                                                                    --------------      -------------     ------------------------

SUPPLEMENTAL DISCLOSURE OF
     CASH FLOW INFORMATION

     CASH PAID FOR:

       Interest                                                        $       --        $       --          $            --
       Income Taxes                                                    $       --        $       --          $            --

     NON-CASH FINANCING ACTIVITIES

       Forgiveness of debt by related party                            $       --        $   30,367          $        30,367
       Common stock issued for services and fees                       $       --        $   96,248          $       126,698
       Common stock warrants granted for services                      $    6,875        $       --          $         6,875





              The accompanying notes are an integral part of these
                             financial statements.

                          NANOSCIENCE TECHNLOGIES, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           September 30, 2004 and 2003

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         a. Business and Organization

         Nanoscience Technologies, Inc. (The Company) was organized on September 14, 1987, under the laws of the State of Idaho, under the name Eagle's Nest Mining Company. As set forth in its Articles of Incorporation, the Company was created to engage in the business of acquiring and developing mining claims and prospecting, developing, processing and marketing all types of mineral resources. However, from the time of its inception the Company has not engaged in any material business operations. Pursuant to Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises," the Company is classified as a development stage company.

         On July 31, 2001, the Company formed a corporation in Nevada with the intent to move its domicile to Nevada. On November 8, 2001, the Company implemented its change of domicile and became a Nevada Corporation. As a result, the Idaho corporation was dissolved.

         On October 12, 2001, the Company elected to change the authorized capitalization from 10,000 shares of no par value common stock to 100,000,000 shares of $0.001 par value common stock. All share and per share values within these financial statements have been adjusted to reflect this change.

         On November 5, 2001, the Company approved a 12.5 for 1 forward stock split. All share and per share values within these financial statements have been adjusted to reflect this change.

         On May 23, 2002 the Company changed its name from Eagles Nest Mining Company to Nanoscience Technologies, Inc.

         b. Accounting Method

         The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a September 30 year-end.

         c. Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          NANOSCIENCE TECHNLOGIES, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           September 30, 2004 and 2003

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         d. Revenue Recognition

         The Company currently has no source of revenues. Revenue recognition policies will be determined when principal operations begin.

         e. Basic Loss Per Share

         The Computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period.

                                                       For the Years Ended
                                                          September 30,
                                                  -----------------------------
                                                      2004              2003
                                                  -----------       -----------

                   Loss (numerator)               $  (532,409)      $  (429,380)
                   Shares (denominator)            11,198,901        17,874,147
                                                  -----------       -----------

                   Per share amount               $     (0.05)      $     (0.02)
                                                  ===========       ===========

         f. Income Taxes

         Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will to be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

         Net deferred tax assets consist of the following components as of September 30, 2004 and 2003:

                                                      2004              2003
                                                  -----------       -----------
                   Deferred tax assets:

                   NOL Carryover                  $   216,800       $   140,200

                   Accrued Expenses                   125,390                --

                   Deferred tax liabilities:               --                --

                   Valuation allowances              (342,190)         (140,200)
                                                  -----------       -----------

                   Net deferred tax asset         $        --       $        --
                                                  ===========       ===========

                          NANOSCIENCE TECHNLOGIES, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           September 30, 2004 and 2003

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         f. Income Taxes (continued)

         The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 39% to pretax income from continuing operations for the years ended September 30, 2004 and 2003 due to the following:

                                                         2004           2003
                                                     -----------    -----------

                Book Income                          $  (207,640)   $  (167,460)
                Stock for Services/Options Expense         2,650         37,540
                Meals and Entertainment                    3,000             --
                Valuation allowance                      201,990        129,920
                                                     -----------    -----------

                                                     $        --    $        --
                                                     ===========    ===========

         At September 30, 2004, the Company had net operating loss carryforwards of approximately $2,098,000 that may be offset against future taxable income from the year 2003 through 2024. No tax benefit has been reported in the September 30, 2004 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

         Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

         g. Patents

         Qualifying patent costs totaling $19,162 have been capitalized at September 30, 2004. The patents which have been granted are being amortized over a period of 10 years. Costs associated with patent applications which are pending or are being developed are not being amortized. Amortization expense for the years ended September 30, 2004 and 2003 was $1,916 and $-0-. Net patent costs at September 30, 2004 and 2003 totaled $17,246 and $19,162, respectively.

         The Company evaluates the recoverability of intangibles and reviews the amortization period on a continual basis utilizing the guidance of SFAS No. 142, "Goodwill and Other Intangible Assets." Several factors are used to evaluate intangibles, including, but not limited to, management's plans for future operations, recent operating results and projected, undiscounted cash flows.

                          NANOSCIENCE TECHNLOGIES, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           September 30, 2004 and 2003

NOTE 2 - GOING CONCERN

         The  Company's  financial  statements  are  prepared  using  accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. Historically, the Company has incurred significant annual loses, which have resulted in an accumulated deficit of $1,018,696 at September 30, 2004, which raises substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operation. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

         In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plans to obtain such resources for the Company include (1) obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses, and (2) seeking out and completing a transaction with an existing operating company. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

         The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 - EQUITY ACTIVITY

         On September 17, 1987, the Company issued 3,750,000 shares of $0.001 per value common stock to directors of the Company, for services, at $0.008 per share.

         On September 17, 1987, the Company issued 27,500 shares of $0.001 par value common stock, for cash, at $0.008 per share.

         On January 12, 1988, the Company issued 6,250 shares of $0.001 par value common stock, for cash, at $0.008 per share.

         On October 10, 1997, the Company issued 12,500,000 shares of $0.001 par value common stock to directors of the Company, for services, at $0.0004 per share.

                          NANOSCIENCE TECHNLOGIES, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           September 30, 2004 and 2003

NOTE 3 - EQUITY ACTIVITY (Continued)

         On November 12, 1997, the Company issued 1,125,000 shares of $0.001 par value common stock to directors of the Company, for services, at $0.0004 per share.

         On October 2, 2001, the Company issued 250,000 shares of $0.001 par value common stock for cash at $0.001.

         On October 12, 2001, the Company elected to change the authorized capitalization from 10,000,000 shares of no par value common stock to 100,000,000 shares of $0.001 par value common stock. All share and per share values within these financial statements have been adjusted to reflect this change.

         On November 5, 2001, the Company approved a 12.5 for 1 forward stock split. All share and per share values within these financial statements have been adjusted to reflect this change.

         On September 18, 2003, the Company sold 1,222,192 common shares for cash at $0.33 per share, or an aggregate of $400,000.

         Additionally, on September 18, 2003, the Company entered into a Stock Purchase Agreement with New York University (NYU) (see Note 5) whereby it issued 4,812,377 shares of common stock to NYU as partial consideration for certain licensing rights related to NYU-developed technologies.

         On October 10, 2003, the Company cancelled an aggregate of 12,846,373 shares of its previously issued common stock, pursuant to the terms of the Stock Purchase Agreement with NYU.

         In June 2004, the Company received $130,000 from an unrelated individual as payment for 86,667 shares of the Company's common stock (at $1.50 per share). However, before the shares could be properly issued, the Company began drafting a Private Placement Memorandum ("the PPM"), under which the Company would issue shares of common stock to various investors at $1.00 per share. Therefore, management deemed it most appropriate to issue shares to this investor under the terms of the PPM, at $1.00 per share, rather than according to the terms of the original subscription agreement, which was at $1.50 per share. As of September 30, 2004 the $130,000 received by the Company has been classified as a stock subscription payable, for which shares will be issued once the PPM has been executed.

                          NANOSCIENCE TECHNLOGIES, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           September 30, 2004 and 2003

NOTE 3 - EQUITY ACTIVITY (Continued)

         In April 2004, the Company entered into an Investment Banking Agreement ("the Agreement") with Divine Capital Markets ("Divine") whereby Divine contracted to perform certain "financial advisory services" for a term of one year. In exchange for these services, the Company contracted to grant to Divine a total of 250,000 common stock warrants exercisable for five years with a strike price of $0.069 per share. Pursuant to the Agreement, the first 125,000 warrants were considered fully vested upon consummation of the Agreement. The remaining 125,000 warrants were to have been considered fully vested upon the closing of $1,000,000 in future financing within the scope of the Agreement. Subsequent to the consummation of the Agreement as a commitment fee, Divine was unable to secure financing for the Company, and the non-vested 125,000 common stock warrants were cancelled. The Company recognized an expense of $6,875 relating to the 125,000 common stock warrants granted to Divine.

NOTE 4 - RELATED PARTY TRANSACTIONS

         During the year ended September 30, 2003, a related party forgave certain Company debts totaling $30,367. This amount has been recorded as additional paid-in capital in the Company's financial statements.

         During the year ended September 30, 2004 certain shareholders entered into an agreement with the Company to cancel 12,846,373 shares of the Company's common stock in order to facilitate the consummation of the Licensing Agreement with New York University (see Note 5), as amended on November 11, 2003.

         During the year ended September 30, 2004, related parties lent the Company $320,060. The loans are non interest bearing, due upon demand and unsecured. The Company has imputed interest on the loans at 10% per annum.

                          NANOSCIENCE TECHNLOGIES, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           September 30, 2004 and 2003

NOTE 5 - LICENSING AGREEMENT

         In September 2003, the Company entered into a Research and License Agreement (as subsequently amended, the "License Agreement") with New York University (hereafter "NYU"), whereby NYU granted to the Company certain pre-existing inventions and intellectual property to be generated by a designated research project being conducted by NYU relating to DNA technology. As consideration for these inventions and technology, the Company is required to pay NYU a royalty fee relating to sales generated using technology developed by NYU. Additionally, the Company agreed to provide funding for NYU totaling $1,657,690 in installments commencing on September 15, 2003 through May 1, 2007 as follows:

                   September 15, 2003            $  300,000
                   May 1, 2004                      315,000
                   May 1, 2005                      330,750
                   May 1, 2006                      347,288
                   May 1, 2007                      364,652
                                                 ----------

                              Total              $1,657,690
                                                 ==========

         In connection with the Licensing Agreement, the Company also entered into a Stock Purchase Agreement, whereby in further consideration of entering into the License Agreement, the Company issued 4,812,377 shares of the Company's stock to NYU (see Note 3). These shares were valued at $0.02 per share, and were expensed as licensing fees expense.

         As an additional stipulation of the Agreement, the Company was required to pay $19,162 in cash to NYU, being 50% of all costs and fees incurred by NYU in relation to patents on its technology covered in the Agreement. This amount was capitalized by the Company, and is being amortized over a ten-year period.

NOTE 6 - SUBSEQUENT EVENTS

         CONSULTING SERVICES AGREEMENT

         Subsequent to September 30, 2004 the Company consummated a Consulting Services Agreement with Trilogy Capital Partners, Inc. ("Trilogy"). According to the terms of the Agreement, Trilogy would provide certain consulting, marketing, and media relations services for a fee of $10,000 per month. The Company made its first payment relating to this Agreement in October 2004.

                          NANOSCIENCE TECHNLOGIES, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           September 30, 2004 and 2003

NOTE 6 - SUBSEQUENT EVENTS (Continued)

         EQUITY DISTRIBUTION AGREEMENT

         On December 13, 2004, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP ("Cornell"). Pursuant to the Agreement, the Company may, at its discretion and subject to certain conditions, periodically sell to Cornell shares of its common stock, for a total purchase price of up to $5.0 million. For each share of Common Stock purchased under the Agreement, Cornell will pay the Company 97% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Common Stock is traded for the 5 trading days immediately following the relevant notice date. Cornell will also retain 5% of each advance under the Agreement.

         In addition, Cornell received a one-time commitment fee in the form of 125,000 shares of common stock on December 13, 2004, piggy-back registration rights with respect to such shares, and a non-refundable due diligence fee of $2,500.

         The Company is also obligated to pay Newbridge Securities Corporation a fee of 5,556 shares of common stock equal to $10,000 based on the volume weighted average price of the common stock on December 13, 2004 under a separate placement agent agreement relating to the Agreement.

         SECURITIES  PURCHASE  AGREEMENT

         On December 13, 2004, the Company entered into a Securities Purchase Agreement with Highgate House Funds, Ltd and Montgomery Equity Partners, Ltd., each a Delaware limited partnership (collectively the "Investors"). Pursuant to the Agreement, the Company issued $500,000 in convertible debentures dated December 13, 2004, and shall issue an additional $500,000 in such convertible debentures within five days of the effectiveness of a registration statement related to the shares of common stock issuable upon conversion of such convertible debentures. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock on the date of the debentures or
         (ii) 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. The debentures are secured by the assets of the Company. The debentures have a three-year term and accrue interest at 5% per year. At maturity, the outstanding principal and accrued and unpaid interest under the debentures are, at the Company's option, to be either repaid by the Company in cash or converted into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock on the date of the debentures or (ii) 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date.

                          NANOSCIENCE TECHNLOGIES, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           September 30, 2004 and 2003

NOTE 6 - SUBSEQUENT EVENTS (Continued)

         INVESTOR REGISTRATION RIGHTS AGREEMENT

         Pursuant to the terms of an Investor Registration Rights Agreement dated December 13, 2004 the Company is obligated to prepare and file with the SEC a registration statement on Form S-1 or Form SB-2 in order to formally register of the shares of common stock issuable upon conversion of Convertible Debentures, and fee shares.

         The Company is obligated to maintain the effectiveness of this registration statement until either all of the registrable securities are eligible to be sold pursuant to Rule 144(k), or the date on which the investor shall have sold all of the common stock covered by such registration statement, whichever period is shorter.

         In the event such registration statement is not filed by the scheduled filing deadline or is not declared effective by the SEC by September 30, 2005, or if after the registration statement has been declared effective by the SEC, sales cannot be made pursuant to the registration statement, the Company will be obligated to pay as liquidated damages to the holder, at the holder's option, either a cash amount or shares of the Company's common stock equal to 2% of the liquidated value of the convertible debentures outstanding for each 30-day period after the relevant deadline until the filing or effectiveness requirement is satisfied.[WE DO NOT HAVE SIGNED AGREEMENT YET BUT WE HAVE THEIR AGREEMENT EVIDENCED BY AN EMAIL FROM JAE LEE]

                         NANOSCIENCE TECHNOLOGIES, INC.
                          (A Development Stage Company)
                                 Balance Sheets
                                     ASSETS

                                                      March 31,    September 30,
                                                        2005           2004
                                                     -----------   ------------
                                                     (Unaudited)

CURRENT ASSETS

   Cash                                              $   180,432    $    11,590
   Prepaid expenses                                        4,488          3,000
                                                     -----------    -----------

         Total Current Assets                            184,920         14,590
                                                     -----------    -----------

PROPERTY & EQUIPMENT, NET                                  4,849             --
                                                     -----------    -----------

OTHER ASSETS

   Lease deposit                                             550            550
   Patents, net                                           16,684         17,246
                                                     -----------    -----------

         Total Other Assets                               17,234         17,796
                                                     -----------    -----------

         TOTAL ASSETS                                $   207,003    $    32,386
                                                     ===========    ===========


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

   Accounts payable and accrued expenses             $    45,162    $    24,748
   Interest payable                                       25,672          6,524
   Notes payable                                         680,000        165,000
   Notes payable - related parties                       155,060        155,060
                                                     -----------    -----------

         Total Current Liabilities                       905,894        351,332
                                                     -----------    -----------

STOCKHOLDERS' EQUITY (DEFICIT)

   Common stock; 100,000,000 shares authorized,
     at $0.001 par value, 11,101,946 and 10,846,946
     shares issued and outstanding, respectively          11,102         10,847
   Additional paid-in capital                            907,398        558,903
   Stock subscriptions payable                                --        130,000
   Deficit accumulated during the development stage   (1,617,391)    (1,018,696)
                                                     -----------    -----------

         Total Stockholders' Equity (Deficit)           (698,891)      (318,946)
                                                     -----------    -----------

         TOTAL LIABILITIES AND STOCKHOLDERS'
            EQUITY (DEFICIT)                         $   207,003    $    32,386
                                                     ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                         NANOSCIENCE TECHNOLOGIES, INC.
                          (A Development Stage Company)
                            Statements of Operations
                                   (Unaudited)

                                                                                                                  From Inception
                                                                                                                      Of the
                                                                                                                Development Stage
                                                                                                                 On September 14,
                                          For the Three Months Ended           For the Six Months Ended            1987 through
                                                  March 31,                            March 31,                     March 31,
                                       ---------------------------------     ---------------------------------  --------------------
                                            2005               2004               2005               2004               2005
                                       --------------     --------------     --------------     --------------  --------------------
REVENUES                               $           --     $           --     $           --     $           --     $           --

OPERATING EXPENSES

   Officer compensation                        38,849             12,948             70,948             12,948             94,390
   Professional fees                           58,965             18,502             81,030             40,337            183,592
   Outside consultants                         10,000                 --            365,266                 --            372,141
   General and administrative                  31,745              5,132             60,720              6,440            235,289
   Research and development                        --                 --                 --                 --            615,000
   Licensing fees                                  --                 --                 --                 --             96,248
                                       --------------     --------------     --------------     --------------     --------------

        Total Operating Expenses              139,559             36,582            577,964             59,725          1,596,660
                                       --------------     --------------     --------------     --------------     --------------

LOSS FROM OPERATIONS                         (139,559)           (36,582)          (577,964)           (59,725)        (1,596,660)
                                       --------------     --------------     --------------     --------------     --------------

OTHER EXPENSES

        Interest expense                      (10,832)                --            (20,731)                --            (20,731)
                                       --------------     --------------     --------------     --------------     --------------

               Total Other Expenses           (10,832)                --            (20,731)                --            (20,731)
                                       --------------     --------------     --------------     --------------     --------------

NET LOSS                               $     (150,391)    $      (36,582)    $     (598,695)    $      (59,725)    $   (1,617,391)
                                       ==============     ==============     ==============     ==============     ==============

BASIC LOSS PER SHARE                                      $        (0.01)    $        (0.00)    $        (0.05)    $        (0.00)
                                                          ==============     ==============     ==============     ==============

WEIGHTED AVERAGE NUMBER OF
   SHARES OUTSTANDING                      11,101,946         10,846,946         10,974,446         12,046,882
                                       ==============     ==============     ==============     ==============

   The accompanying notes are an integral part of these financial statements.

                         NANOSCIENCE TECHNOLOGIES, INC.
                          (A Development Stage Company)
                            Statements of Cash Flows
                                   (Unaudited)

                                                                                        From Inception
                                                                                            of the
                                                                                       Development Stage
                                                         For the Six Months Ended      on September 14,
                                                                March 31,                1987 Through
                                                      -----------------------------        March 31,
                                                          2005             2004              2005
                                                      ------------     ------------    -----------------
CASH FLOWS FROMOPERATING ACTIVITIES

    Net loss                                          $   (598,695)    $    (59,725)    $ (1,617,391)

    Adjustments to reconcile net loss to
      net cash used by operating activities:
        Common stock issued for services and fees          218,750               --          345,448
        Common stock warrants granted for services              --               --            6,875
        Depreciation and amortization expense                  644              562            2,560
        Services contributed by shareholder                     --               --              290
    Change in operating assets and liabilities:
      Increase in prepaid expenses                          (1,488)              --           (4,488)
      Increase (decrease) in accounts payable
         and accrued expenses                               39,562          (19,090)          70,834
                                                      ------------     ------------     ------------

         Net Cash Used by Operating Activities            (341,227)         (78,253)      (1,195,872)
                                                      ------------     ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES

      Cash paid for lease deposits                              --               --             (550)
      Cash paid for patents and equipment                   (4,931)              --          (24,093)
                                                      ------------     ------------     ------------

         Net Cash Used by Investing Activities              (4,931)              --          (24,093)
                                                      ------------     ------------     ------------

CASH FLOWS FROM FINIANCING ACTIVITIES

      Increase in notes payable - related parties               --            1,184          155,060
      Proceeds from notes payable                          525,000               --          720,367
      Repayment of notes payable                           (10,000)              --          (10,000)
      Common stock issued for cash                              --               --          535,520
                                                      ------------     ------------     ------------

         Net Cash Provided By Operating Activities         515,000            1,184        1,400,947
                                                      ------------     ------------     ------------

      NET INCREASE (DECREASE) IN CASH                      168,842          (77,069)         180,432

      CASH AT BEGINNING OF PERIOD                           11,590           80,738               --
                                                      ------------     ------------     ------------

      CASH AT END OF PERIOD                           $    180,432     $      3,669     $    180,432
                                                      ============     ============     ============

   The accompanying notes are an integral part of these financial statements.

                         NANOSCIENCE TECHNOLOGIES, INC.
                          (A Development Stage Company)
                      Statements of Cash Flows (Continued)

                                                                                  From Inception
                                                                                      of the
                                                                                 Development Stage
                                                     For the Six Months Ended    on September 14,
                                                            March 31,              1987 Through
                                                   ---------------------------       March 31,
                                                       2005           2004             2005
                                                   ------------   ------------     ------------
SUPPLEMENTAL DISCLOSURE OF
    CASH FLOW INFORMATION

    CASH PAID FOR:

      Interest                                     $         --   $         --     $         --
      Income Taxes                                 $         --   $         --     $         --

    NON-CASH FINANCING ACTIVITIES

      Forgiveness of debt by related party         $         --   $         --     $     30,367
      Common stock issued for services and fees    $    218,750   $         --     $    345,448
      Common stock warrants granted for services   $         --   $         --     $      6,875

   The accompanying notes are an integral part of these financial statements.

                         NANOSCIENCE TECHNOLOGIES, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

         The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at March 31, 2005 and 2004, and for all periods presented herein, have been made.

         Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's September 30, 2004 audited financial statements. The results of operations for the periods ended March 31, 2005 and 2004 are not necessarily indicative of the operating results for the full years.

NOTE 2 - GOING CONCERN

         The  Company's  financial  statements  are  prepared  using  accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. Historically, the Company has incurred significant annual loses, which have resulted in an accumulated deficit of approximately $1,617,000 at March 31, 2005, which raises substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operation. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

         In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plans to obtain such resources for the Company include (1) obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses, and (2) seeking out and completing a transaction with an existing operating company. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

         The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                         NANOSCIENCE TECHNOLOGIES, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements

NOTE 3 - EQUITY ACTIVITY

         On September 18, 2003, the Company sold 1,222,192 common shares for cash at $0.33 per share, or an aggregate of $400,000.

         Additionally, on September 18, 2003, the Company entered into a Stock Purchase Agreement with New York University (NYU) whereby it issued 4,812,377 shares of common stock to NYU as partial consideration for certain licensing rights related to NYU-developed technologies. These shares were valued at $0.02 per share or $96,248 which amount was expensed as license fees.

         On October 10, 2003, the Company cancelled an aggregate of 12,846,373 shares of its previously issued common stock, pursuant to the terms of the Stock Purchase Agreement with NYU.

         In April 2004, the Company entered into an Investment Banking Agreement ("the Agreement") with Divine Capital Markets ("Divine") whereby Divine contracted to perform certain "financial advisory services" for a term of one year. In exchange for these services, the Company contracted to grant to Divine a total of 250,000 common stock warrants exercisable for five years with a strike price of $6.88 per share. Pursuant to the Agreement, the first 125,000 warrants were considered fully vested upon consummation of the Agreement as a commitment fee. The remaining 125,000 warrants were to have been considered fully vested upon the closing of $1,000,000 in future financing within the scope of the Agreement. Subsequent to the consummation of the Agreement, Divine was unable to secure financing for the Company, and the non-vested 125,000 common stock warrants were cancelled. The Company recognized an expense of $6,875 relating to the 125,000 common stock warrants granted to Divine.

         In June 2004, the Company received $130,000 from an unrelated individual as payment for 86,667 shares of the Company's common stock (at $1.50 per share). However, before the shares could be properly issued, the Company began drafting a Private Placement Memorandum ("the PPM"), under which the Company would issue shares of common stock to various investors at $1.00 per share. Therefore, management deemed it most appropriate to issue shares to this investor under the terms of the PPM, at $1.00 per share, rather than according to the terms of the original subscription agreement, which was at $1.50 per share. As of December 31, 2004 the $130,000 received by the Company had been classified as a stock subscription payable. In January 2005, the Company issued 130,000 shares of its previously unissued common stock for cash at $1.00 per share in satisfaction of the subscription payable.

         In December 2004, the Company issued 125,000 shares of its previously unissued common stock as payment of a commitment fee to Cornell Capital (see Note 6). The shares were valued at $1.75 per share for a total value of $218,750 which amount was expensed.

         On April 28, 2005, the Company and the Investors agreed to amend and restate the convertible debentures issued on December 13, 2004 by issuing on such date two convertible debentures each in the principal amount of $254,623.29 (representing the original principal amount of $250,000 plus interest thereon through April 28, 2005) to the Investors in replacement of the initial convertible debentures which were amended and restated thereby.

                         NANOSCIENCE TECHNOLOGIES, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements

NOTE 3 - EQUITY ACTIVITY (Continued)

         The convertible debentures were amended in each case to change the Conversion Price under the convertible debentures to equal $1.20 (subject to weighted average anti-dilution protection) and to extend the maturity date of all of the convertible debentures to April 28, 2008; provided, however, upon the occurrence of an event of default under the convertible debentures that remains uncured for a period of ten days from the date of notice to the Company thereof, the Conversion Price shall be adjusted to $0.20 per share of Common Stock.

         In addition, on April 28, 2005, the Company and the Investors closed the funding of Tranche 2, resulting in net proceeds to the Company of $300,000 after payment of a $50,000 structuring fee, $10,000 in legal fees and the placement of $140,000 in escrow to be released to the Company two days prior to the filing of the registration statement covering the resale of the shares issuable upon conversion of the convertible debentures.

         Pursuant to Joint Disbursement Instructions dated April 28, 2005, entered by the Company and the Investors, the parties agreed to amend the Investor Registration Rights Agreement dated December 13, 2004 among such parties to extend the date by which the Company is obligated to file the registration statement with the Securities and Exchange Commission to June 6, 2005.

NOTE 4 - RELATED PARTY TRANSACTIONS

         During the year ended September 30, 2004 certain shareholders entered into an agreement with the Company to cancel 12,846,373 shares of the Company's common stock in order to facilitate the consummation of the Licensing Agreement with New York University, as amended on November 11, 2003. In connection with this transaction, the Company recognized an expense of $0.02 per cancelled share, for an aggregate expense of $256,927, in the first quarter of its 2004 fiscal year.

         During the year ended September 30, 2004, related parties lent the Company $155,060. The loans are non interest bearing, due upon demand and unsecured. The Company has imputed interest on the loans at 10% per annum.

                         NANOSCIENCE TECHNOLOGIES, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements

NOTE 5 - LICENSING AGREEMENT

         In September 2003, the Company entered into the License Agreement with NYU, whereby NYU granted to the Company certain rights in respect of pre-existing inventions and intellectual property to be generated by a designated research project being conducted by NYU relating to DNA technology. As consideration for these inventions and technology, the Company is required to pay NYU a royalty fee relating to sales generated using technology developed by NYU. Additionally, the Company agreed to provide funding for NYU totaling $1,657,690 in installments commencing on September 15, 2003 through May 1, 2007 as follows:

                    September 15, 2003          $  300,000
                    May 1, 2004                    315,000
                    May 1, 2005                    330,750
                    May 1, 2006                    347,288
                    May 1, 2007                    364,652
                                                ----------

                         Total                  $1,657,690
                                                ==========

         In connection with the Licensing Agreement, the Company also entered into a Stock Purchase Agreement, whereby in further consideration of entering into the License Agreement, the Company issued 4,812,377 shares of the Company's stock to NYU (see Note 3). These shares were valued at $0.02 per share, and were expensed as licensing fees expense.

         As an additional stipulation of the Agreement, the Company was required to pay $19,162 in cash to NYU, being 50% of all costs and fees incurred by NYU in relation to patents on its technology covered in the Agreement. This amount was capitalized by the Company, and is being amortized over a ten-year period.

NOTE 6 - SIGNIFICANT EVENTS

         CONSULTING SERVICES AGREEMENT

         Subsequent to September 30, 2004 the Company consummated a Consulting Services Agreement with Trilogy Capital Partners, Inc. ("Trilogy"). According to the terms of the Agreement, Trilogy was to provide certain consulting, marketing, and media relations services for a fee of $10,000 per month. The Company made its first payment relating to this Agreement in October 2004. As of January 2005, this agreement has been cancelled.

         EQUITY DISTRIBUTION AGREEMENT

         On December 13, 2004, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP ("Cornell"). Pursuant to the Agreement, the Company may, at its discretion and subject to certain conditions, periodically sell to Cornell shares of its common stock, for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Agreement, Cornell will pay the Company 97% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the common stock is traded for the five trading days immediately following the relevant notice date. Cornell will also retain 5% of each advance under the Agreement.

                         NANOSCIENCE TECHNOLOGIES, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements

NOTE 6 - SIGNIFICANT EVENTS (Continued)

         EQUITY DISTRIBUTION AGREEMENT (CONTINUED)

         In addition, Cornell received a one-time commitment fee in the form of 125,000 shares of common stock on December 13, 2004, piggy-back registration rights with respect to such shares (see Note 3), and a non-refundable due diligence fee of $2,500.

         The Company was also obligated to pay Newbridge Securities Corporation a fee of 5,556 shares of common stock equal to $10,000 based on the volume weighted average price of the common stock on December 13, 2004 under a separate placement agent agreement relating to the Agreement. This amount has been accrued in accounts payable at March 31, 2005.

         SECURITIES PURCHASE AGREEMENT

         On December 13, 2004, the Company entered into a Securities Purchase Agreement with Highgate House Funds, LP and Montgomery Equity Partners, LP, each a Delaware limited partnership (collectively, the "Investors"). Pursuant to the Agreement, the Company issued $500,000 in convertible debentures dated December 13, 2004, and shall issue an additional $500,000 in such convertible debentures ("Tranche 2") within five days of the effectiveness of a registration statement related to the shares of common stock issuable upon conversion of such convertible debentures. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock on the date of the debentures or (ii) 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. The debentures are secured by the assets of the Company. The debentures have a three-year term and accrue interest at 5% per year. At maturity, the outstanding principal and accrued and unpaid interest under the debentures are, at the Company's option, to be either repaid by the Company in cash or converted into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock on the date of the debentures or (ii) 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date.[need to reflect amendment/revised terms]

         INVESTOR REGISTRATION RIGHTS AGREEMENT

         Pursuant to the terms of an Investor Registration Rights Agreement dated December 13, 2004 the Company is obligated to prepare and file with the SEC a registration statement on Form S-1 or Form SB-2 in order to formally register of the shares of common stock issuable upon conversion of Convertible Debentures, and fee shares.

         The Company is obligated to maintain the effectiveness of this registration statement until either all of the registrable securities are eligible to be sold pursuant to Rule 144(k), or the date on which the investor shall have sold all of the common stock covered by such registration statement, whichever period is shorter.

                         NANOSCIENCE TECHNOLOGIES, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements

NOTE 6 - SIGNIFICANT EVENTS (Continued)

INVESTOR REGISTRATION RIGHTS AGREEMENT (Continued)

         In the event such registration statement is not filed by the scheduled filing deadline or is not declared effective by the SEC within 120 days of the closing date, or if after the registration statement has been declared effective by the SEC, sales cannot be made pursuant to the registration statement, the Company will be obligated to pay as liquidated damages to the holder, at the holder's option, either a cash amount or shares of the Company's common stock equal to 2% of the liquidated value of the convertible debentures outstanding for each 30-day period after the relevant deadline until the filing or effectiveness requirement is satisfied.

NOTE 7 - SUBSEQUENT EVENTS

         On April 28, 2005, the Company and the Investors agreed to amend and restate the convertible debentures issued on December 13, 2004 by issuing on such date two convertible debentures each in the principal amount of $254,623 (representing the original principal amount of $250,000 plus interest thereon through April 28, 2005) to the Investors in replacement of the initial convertible debentures which were amended and restated thereby.

         The convertible debentures were amended in each case to change the Conversion Price under the convertible debentures to equal $1.20 (subject to weighted average anti-dilution protection) and to extend the maturity date of all of the convertible debentures to April 28, 2008; provided, however, upon the occurrence of an event of default under the convertible debentures that remains uncured for a period of ten days from the date of notice to the Company thereof, the Conversion Price shall be adjusted to $0.20 per share of Common Stock.

         In addition, on April 28, 2005, the Company and the Investors closed the funding of Tranche 2, resulting in net proceeds to the Company of $300,000 after payment of a $50,000 structuring fee, $10,000 in legal fees and the placement of $140,000 in escrow to be released to the Company two days prior to the filing of the registration statement covering the resale of the shares issuable upon conversion of the convertible debentures.

         Pursuant to Joint Disbursement Instructions dated April 28, 2005, entered by the Company and the Investors, the parties agreed to amend the Investor Registration Rights Agreement dated December 13, 2005 among such parties to extend the date by which the Company is obligated to file the registration statement with the Securities and Exchange Commission to June 6, 2005.

         In May 2005, the Company entered into an amendment of the License Agreement with NYU whereby it paid $230,750 of the payment due on May 1, 2005 and received an extension of time until November 1, 2005 to pay the balance of $100,000.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that:

        o a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

        o a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper; and

        o to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

    We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

        o   by our stockholders;

        o by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

        o if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

        o if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

        o   by court order.

At the present time neither our Articles of Incorporation or By-laws provide for indemnification of our officers and directors. Further, we do not have indemnification agreements with any of our offices and directors. We intend to address this in the near future and provide our officers and directors with the maximum amount of indemnification permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that the expenses payable by us in connection with this offering described in the Registration Statement will substantially as follows:

                    Item                Amount Payable by the Company

        SEC Registration Fee                      $ 1,013

        Printing and Edgarizing Expenses            5,000

        Legal Fees and Expenses                    70,000

        Accounting Fees and Expenses                7,500

        Miscellaneous Expenses                      5,000
                                                  -------
                 Total                            $88,514
                                                  =======

RECENT SALES OF UNREGISTERED SECURITIES

On January 18, 2005 we issued 130,000 common stock purchase warrants to an unrelated party, each exercisable for the purchase of one share of our common stock at a price of $1.50 per share for a period of five years from issuance.

On July 22, 2005 we issued 100,000 common stock purchase warrants to Steven Kessler, each exercisable for the purchase of one share of our common stock at a price of $5.00 per share for a period of five years from July 22, 2005.

On December 13, 2004 we issued a $250,000 convertible debenture to each of Highgate House Funds Ltd. and Montgomery Equity Partners, Ltd. pursuant to a December 13, 2004 Securities Purchase Agreement. On April 28, 2005 these debentures were cancelled and replaced by $254,623.29 convertible debentures (representing the original principal amount of $250,000 plus interest thereon through April 28, 2005).

On April 28, 2005 we also issued a $250,000 convertible debenture to each of Highgate House Funds Ltd. and Montgomery Equity Partners, Ltd. which constituted the second tranche under the Securities Purchase Agreement.

In January 2005, we issued 130,000 shares of our common stock at $1.00 per share to an unrelated party.

In December 2004, we issued 125,000 shares of our common stock as payment of a commitment fee to Cornell Capital Partners.

In April 2004 we issued 250,000 common stock purchase warrants to Divine Capital Markets pursuant to an April 2004 Investment Banking Agreement. The warrants are exercisable to purchase shares of our common stock at $6.88 per share for a period of 5 years from issuance. 125,000 of the warrants vested upon issuance. The remaining 125,000 warrants were cancelled when Divine was unable to secure required financing.

In October 2003, in connection with the License Agreement and Stock Purchase Agreement entered into with NYU, we issued a total of 4,812,377 shares of our common stock to NYU.

In September 2003, we sold an aggregate of 1,222,192 shares of our common stock in a private placement to four accredited investors (305,548 shares each) for the aggregate purchase price of $400,000.

All of the foregoing issuances were made in reliance on Section 4(2) or 4(6) of the Securities Act of 1933, as amended.

EXHIBITS

   The following exhibits are included as part of this report:

              SEC Report
Exhibit No.  Reference No.                       Description
-----------  -------------    --------------------------------------------------

                              Agreement and Plan of Merger between Eagles Nest
                              Mining Company, an Idaho corporation and Eagles
    2.1      Attachment B     Nest Mining company, a Nevada corporation(1)

                              Articles of Merger between Eagles Nest Mining
                              Company, an Idaho corporation and Eagles Nest
                              Mining Company, a Nevada corporation as filed with
                              the Nevada Secretary of State on November 8,
    2.2            2          2001(3)

                              Idaho Articles of Incorporation as filed with the
    3.1           3.1         Idaho Secretary of State or September 14, 1987(2)

                              Amendment to Idaho Articles of Incorporation as
                              filed with the Idaho Secretary of State on
    3.2         3(iii)        November 7, 2001(3)

              SEC Report
Exhibit No.  Reference No.                       Description
-----------  -------------    --------------------------------------------------
                              Nevada Articles of Incorporation as filed with the
    3.3      Attachment A     Nevada Secretary of State on July 31, 2001(1)

                              Amendment to Articles of Incorporation (Nevada) as
                              filed with the Nevada Secretary of State on
    3.4          3(ii)        November 6, 2001(3)

                              Amendment to Articles of Incorporation (Nevada) as filed with the Nevada Secretary of State on
    3.5                       March 23, 2002(4)

    3.6           3.2         Idaho By-laws(2)

    3.7          3 (v)        Nevada By-laws(3)

                              Articles of Dissolution as filed with the Idaho
    3.8          3(iv)        Secretary of State on November 15, 2001(3)

     5                        Opinion of Counsel

                              Amended and Restated Research and License
                              Agreement dated October 24, 2003 between
   10.1          10.1         registrant and New York University(5)

                              Amended and Restated Stock Purchase Agreement
                              dated November 11, 2003 between registrant and New
   10.2          10.2         York University(5)

                              Standby Equity Distribution Agreement dated as of
                              December 13, 2004 by and between registrant and
   10.3           4.1         Cornell Capital Partners, LP.(6)

                              Placement Agent Agreement dated as of December 13,
                              2004 by and among registrant, Newbridge Securities
   10.3           4.2         Corporation and Cornell Capital Partners, LP.(6)

                              Registration Rights Agreement dated as of December
                              13, 2004 by and between registrant and Cornell
   10.4           4.3         Capital Partners, LP.(6)

                              Escrow Agreement dated as of December 13, 2004 by
                              and among registrant, Highgate House Funds, Ltd.,
                              Montgomery Equity Partners, Ltd. and David
   10.5           4.4         Gonzalez, Esq., as Escrow Agent(6)

                              Securities Purchase Agreement dated as of
                              December 13, 2004 by and among registrant,
                              Highgate House Funds, Ltd. and Montgomery Equity
   10.6           4.5         Partners, Ltd.(6)

                              Security Agreement dated as of December 13, 2004
                              by and among registrant, Highgate House Funds,
   10.7           4.6         Ltd. and Montgomery Equity Partners, Ltd.(6)

                              Investor Registration Rights Agreement dated as of
                              December 13, 2004 by and among registrant,
                              Highgate House Funds, Ltd. and Montgomery Equity
   10.8           4.7         Partners, Ltd.(6)

              SEC Report
Exhibit No.  Reference No.                       Description
-----------  -------------    --------------------------------------------------
                              Escrow Agreement dated as of December 13, 2004 by
                              and among registrant, Cornell Capital Partners, LP
   10.9           4.8         and David Gonzalez, Esq., as Escrow Agent.(6)

                              Irrevocable Transfer Agent Instructions by and
                              between registrant and Continental Stock Transfer
   10.10          4.9         & Trust Company.(6)

                              Form of 5% Secured Convertible Debenture in
                              connection with the Securities Purchase
   10.11         4.10         Agreement.(6)

                              Form of Warrant to Purchase common stock in
                              connection with the Securities Purchase
   10.12         4.11         Agreement.(6)

                              Amended and Restated 5% Secured Convertible
                              Debenture in favor of Montgomery Equity Partners,
   10.13         4.12         Ltd.(7)

                              Amended and Restated 5% Secured Convertible
                              Debenture in favor of Highgate House Funds,
   10.14         4.13         Ltd.(7)

                              5% Secured Convertible Debenture in favor of
   10.15         4.14         Montgomery Equity Partners, Ltd.(7)

                              5% Secured Convertible Debenture in favor of
   10.16         4.15         Highgate House Funds, Ltd.(7)

                              Irrevocable Transfer Agent Instructions by and
   10.17                      between registrant and Interstate Transfer Company

    21                        List of Subsidiaries of registrant

                              Independent Registered Public Accounting Firm's
    23                        Consent


(1) Filed with the Securities and Exchange Commission on December 31, 2001 as an exhibit, numbered as indicated above to the Registrant's Definitive Proxy Statement, which exhibit is incorporated herein by reference.

(2) Filed with the Securities and Exchange Commission on May 14, 1999 as an exhibit, numbered as indicated above, to the Registrant's Registration Statement on Form 10SB-12G, which exhibit is incorporated herein by reference.

(3) Filed with the Securities and Exchange Commission on February 13, 2002 as an exhibit, numbered as indicated above, to the Registrant's Annual Report Form 10-KSB for the year ended September 30, 2001, which exhibit is incorporated herein by reference.

(4) Filed with the Securities and Exchange Commission on June 19, 2002 as an exhibit, numbered as indicated above, to the Registrant's Quarterly Report on Form 8-K dated May 17, 2002, which exhibit is incorporated herein by reference.

(5) Filed with the Securities and Exchange Commission on November 13, 2003 as an exhibit, numbered as indicated above, to the Registrant's Current Report on Form 8-K dated October 20, 2003, which exhibit is incorporated herein by reference.

(6) Filed with the Securities and Exchange Commission on December 17, 2004, as an exhibit, numbered as indicated above, to the Registrant's Current Report on Form 8-K dated May 17, 2002, which exhibit is incorporated herein by reference.

(7) Filed with the Securities and Exchange Commission on May 4, 2005 as an exhibit, numbered as indicated above to the Registrant's Current Report on Form 8-K/A dated December 14, 2004.

UNDERTAKINGS

We hereby undertake:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement; and

(iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(a)(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a)(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on July 28, 2005.

                                      NANOSCIENCE TECHNOLOGIES, INC.



                                  By: /s/ David Rector
                                      ------------------------------------------
                                      Name:  David Rector
                                      Title: President, Chief Executive Officer,
                                      Chief Financial and Accounting Officer




In accordance with the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Signature and Title

/s/ David Rector                                             Date: July 28, 2005
------------------------------------------------------
David Rector, President, Chief Executive Officer,
Chief Financial and Accounting Officer and Director

/s/ Steven Katz                                              Date: July 28, 2005
------------------------------------------------------
Steven Katz, Director

/s/ Albert Passner                                           Date: July 28, 2005
------------------------------------------------------
Albert Passner, Director


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